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2022 Annual Meeting of Stockholders

Notice & Proxy Statement

LETTER TO OUR SHAREHOLDERS

Dear Fellow Yelp Shareholders,
Yelp’s elevated pace of product innovation, together with the consistent execution of our strategic initiatives, enabled us not only to continue navigating the pandemic but also to deliver record annual net revenue in 2021. I am proud of the agility demonstrated by our Yelp team, which has continued to grow our culture in a distributed work environment and remained committed to Yelp’s mission of connecting people with great local businesses.
Transformed Business Model. The strategic initiatives we began in 2019 have transformed Yelp into a stronger and more efficient business driven by product innovation. In 2021, we delivered record advertising revenue from Services businesses, as well as from both our Self-serve and Multi-location channels, with a significantly smaller sales force than prior to the pandemic. As a result, net revenue surpassed our pre-pandemic performance in 2019 with net income approximately flat at $40 million and Adjusted EBITDA margin1 up three percentage points.
Trusted Content. Providing consumers with trusted content on local businesses to help inform their spending decisions is critical to our mission. Amid the pandemic, we expanded this rich local information through contributions of both consumers and businesses; in 2021, cumulative reviews increased 19% from 2019, while active claimed local business locations grew by 18% over the same period. We launched a variety of new attributes throughout the year to help local businesses communicate important information to consumers, like whether they require vaccinations or self-identify as “Asian-owned” or “LGBTQ owned.” We also continued to enhance our industry-leading content moderation practices, as outlined in our annual Trust and Safety Report.2
Broad-based Local Ad Platform. In addition to expanding Yelp’s trusted content, our Product and Engineering teams rapidly rolled out new products for advertisers in 2021. We introduced several new ad formats, such as Themed Ads and Sponsored Collections, and expanded our total addressable market with the launch of our off-platform solution, Yelp Audiences. We also provided businesses with more control features and measurement tools to get the most out of their ad campaigns.
Strong Governance. We continued to enhance our corporate governance profile and environmental, social and governance disclosures in 2021. We began our phased Board declassification and published our first SASB report,3 detailing Yelp’s commitment to operating in a responsible and sustainable manner that is aligned with our mission and values, while working to deliver long-term value to shareholders. More recently, in early 2022, we implemented proxy access and appointed home services expert Chris Terrill to our Board of Directors.
Prudent Capital Allocation. As part of our commitment to returning capital to shareholders, we repurchased $263 million worth of shares in 2021. We have continued repurchasing shares since then and plan to continue to do so in 2022, subject to market and economic conditions.
Investing in Sustainable Growth. Looking ahead, we believe that our strategic initiatives continue to provide a significant runway for growth. In 2022, we are focusing our product investment priorities across the following areas: growing quality leads and monetization in Services; driving sales through the most-efficient channels; delivering more value to advertisers; and enhancing the consumer experience. Our teams continue to work with agility to further elevate the Yelp experience for consumers, business owners and advertisers, and we are confident that the strength and breadth of our strategic initiatives will set us up for long-term profitable growth.
1 Adjusted EBITDA margin is not calculated under accounting principles generally accepted in the United States (“GAAP”). For information on how we define and calculate adjusted EBITDA margin, and a reconciliation of this non-GAAP financial measure to net income (loss) margin, see Appendix A.
2 Available at trust.yelp.com. Content available at websites and in documents referenced in this letter are not incorporated herein and are not part of this Proxy Statement.
3 Available at yelp-ir.com/ESG-investors

On behalf of our Board of Directors and management team, we cordially invite you to attend the 2022 Annual Meeting of Stockholders, which will be conducted by live audio webcast on June 2, 2022 at 9:30 a.m. (Pacific time). Details on how to join the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We look forward to your participation and, as always, we sincerely appreciate your continued support and interest in Yelp.
Sincerely,
Diane Irvine
Chair, Board of Directors
Yelp Inc.

YELP INC.
350 Mission Street, 10th Floor
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 2, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of YELP INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 2, 2022 at 9:30 a.m. (Pacific time).
As in past years, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/YELP2022. We continue to believe that hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and the Company.
At the Annual Meeting, stockholders will vote on the following matters:
1.To elect the seven nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2023 Annual Meeting of Stockholders.
2.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022.
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.
4.To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 4, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or at any adjournment thereof.
A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the meeting at our headquarters at 350 Mission Street, 10th Floor, San Francisco, California 94105. If you would like to view the list, please contact us to schedule an appointment by calling (415) 908-3801 or emailing ir@yelp.com. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the meeting.
We look forward to your attendance at our Annual Meeting.
By Order of the Board of Directors
Aaron Schur
Corporate Secretary
San Francisco, California
April 22, 2022

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may need to obtain a legal proxy issued in your name from that record holder. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 2, 2022 via a live audio webcast at www.virtualshareholdermeeting.com/YELP2022 at 9:30 a.m. Pacific time.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement contains “forward-looking” statements regarding Yelp’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. We assume no obligation to update any of these forward-looking statements. Web links and references to our website throughout this document are provided for convenience only, and the content of the referenced websites does not constitute part of this Proxy Statement.

ABOUT THE ANNUAL MEETING
Why am I receiving these materials?

We are providing you with these proxy materials because the Board of Directors of Yelp Inc. (the “Board”) is soliciting your proxy to vote at Yelp’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), are being distributed and made available on or about April 22, 2022.
When and where will the Annual Meeting take place?

The Annual Meeting will be held via a live audio webcast on Thursday, June 2, 2022 at 9:30 a.m. Pacific time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/YELP2022, where you will be able to listen to the meeting live, submit questions and vote online.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.
As a result, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record with instructions for accessing the proxy materials and voting online or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to have a printed set of the proxy materials. Instructions on how to access the proxy materials online or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 22, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you owned as of April 4, 2022 (the “Record Date”).
What am I voting on?

There are three matters scheduled for a vote:
•Proposal No. 1: the election of the seven nominees for director named in this Proxy Statement;

•Proposal No. 2: the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
•Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules.
We will also transact any other business that may properly come before the meeting, although we are not aware of any such business as of the date of this Proxy Statement.
What are the Board’s voting recommendations?

The Board recommends that you vote your shares as follows:
•FOR the election of the seven nominees for director named in this Proxy Statement;
•FOR ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
•FOR the advisory approval of executive compensation.
How do I vote in advance of the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote in any of the following ways:

Internet	Phone	Mail
Visit www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	Complete, sign and date the proxy card and return it promptly in the envelope provided (if you requested a paper copy of the proxy materials or we elect to deliver a proxy card at a later time).
Your vote must be received by 11:59 p.m. Eastern time on June 1, 2022 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 1, 2022 to be counted.	If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.
If you are a stockholder who holds shares through a brokerage firm, bank, trust or other similar organization (that is, in “street name”), you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How do I attend and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend and vote at the Annual Meeting by logging in to www.virtualshareholdermeeting.com/YELP2022 and following the instructions provided. You will be asked to provide your 16-digit control number.
Stockholders may submit questions live during the meeting through our Annual Meeting website, where they will also have access to copies of this Proxy Statement and the Annual Report. During the meeting, we will answer as many questions as time permits.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:15 a.m. Pacific time. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2022 for assistance.

INFORMATION REGARDING THE
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our business is managed under the direction of our Board, which is presently composed of ten directors. The size of our Board will be reduced to nine directors upon the conclusion of our Annual Meeting as one of our directors, Brian Sharples, will not be standing for re-election. All of our directors other than our Chief Executive Officer, Jeremy Stoppelman, are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”).
Our Board is currently undergoing a phased declassification in accordance with an amendment to our Amended and Restated Certificate of Incorporation approved by our Board and stockholders in 2020 (the “Declassification Amendment”). Under the terms of the Declassification Amendment, directors will stand for election to one-year terms after the expiration of their respective current terms, with the result that the entire Board will be elected on an annual basis at the 2023 Annual Meeting of Stockholders and at each annual meeting thereafter.
The following table sets forth the names, ages as of April 4, 2022, and certain other information with respect to each of our seven nominees for election at the Annual Meeting, each director whose term will continue after the Annual Meeting and one non-continuing director who is not standing for re-election at the Annual Meeting:

Name	Age	Independent	Director Since	Class	Current Term Expires	Audit Committee	Compensation Committee	Nominating Committee

Director Nominees
Fred D. Anderson, Jr.	77	✓	2011	I	2022	l«	µ
Robert Gibbs	51	✓	2012	—	2022	●		●
George Hu	47	✓	2019	—	2022		●
Sharon Rothstein	64	✓	2019	I	2022		●	●
Jeremy Stoppelman	44		2005	—	2022
Chris Terrill	54	✓	2022	I	2022			●
Tony Wells	57	✓	2020	—	2022		●
Continuing Directors
Diane Irvine	63	✓	2011	II	2023	µ«		µ
Christine Barone	48	✓	2020	II	2023	●
Non-Continuing Directors
Brian Sharples	61	✓	2019	I	2022	●

Legend: µ Committee Chairperson | ● Committee Member | « Audit Committee Financial Expert

Summary of Director Experience, Qualifications and Background
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors as a result of their particular relevance to our business and structure. While all of these were considered by the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our directors.
*    Includes restaurants, hospitality and home services.
**    Expected to decrease to four public company boards (including Yelp) and one public audit committee in the second half of 2022 in connection with the anticipated closing of the acquisition of Terminix Global Holdings, Inc. by Rentokil Initial plc.

Biographies of Our Board Members
A brief biography of each nominee and each director whose term will continue after the Annual Meeting is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement. Please see “Proposal No. 1—Election of Directors” below for more information about the election of our directors.
Nominees for Election at the Annual Meeting

Fred D. Anderson, Jr.
	Director Since:	February 2011
	Committees:	Audit
Compensation (Chair)
Fred D. Anderson, Jr. serves as a Managing Director of NextEquity Partners, a firm he co-founded in July 2015, making venture capital investments in technology and digital media companies. Mr. Anderson previously served as a Managing Director of Elevation Partners, a private equity investment fund he co-founded, from July 2004 to December 2021, when the fund was fully realized and liquidated. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., one of the world’s largest consumer electronics companies. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson currently serves on the board of trustees of Whittier College. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Extensive financial expertise from CFO positions at large, global companies
✓	Significant board and senior management experience at large, innovative technology companies
✓	Deep experience in analyzing and executing sophisticated corporate transactions
Other Public Company Board Service
+	eBay Inc. (July 2003 – June 2020)
+	Apple Inc. (June 2004 – September 2006)
+	Palm, Inc. (October 2007 – July 2010)
+	Move, Inc. (November 2006 – March 2012)

Robert Gibbs
	Director Since:	May 2012
	Committees:	Audit
Nominating & Corporate Governance
Robert Gibbs has served as Senior Counsel at Bully Pulpit Interactive Media, Inc., a communications agency, since March 2020 and is a contributor on NBC and MSNBC television channels. Mr. Gibbs previously served as Executive Vice President, Global Chief Communications Officer of McDonald’s Corporation, a global food service retailer, from June 2015 to October 2019. Prior to joining McDonald’s, Mr. Gibbs was a Partner at The Incite Agency, a strategic communications firm, from June 2013 to June 2015 and a contributor to cable news channel MSNBC from February 2013 to June 2015. Mr. Gibbs previously served as a senior campaign advisor to President Barack Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the Communications Director for then-U.S. Senator Obama and for Mr. Obama’s 2008 presidential campaign. Mr. Gibbs was Press Secretary for Senator John Kerry’s 2004 presidential campaign and previously specialized in Senate campaigns, having served as Communications Director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University.

Qualifications
✓	Extensive media, communications and public policy experience
✓	Leadership experience in key restaurant category

George Hu
	Director Since:	March 2019
	Committees:	Compensation

George Hu most recently served as Chief Operating Officer of Twilio Inc., a leading cloud communication platform, from March 2017 to October 2021. From December 2014 to April 2016, Mr. Hu founded and served as Chief Executive Officer at Peer, a workplace feedback startup that was acquired by Twitter, Inc. in 2016. Prior to founding Peer, Mr. Hu served as Chief Operating Officer at Salesforce.com, Inc., a leading provider of enterprise cloud computing applications, from November 2011 to December 2014. From 2001 to 2011, Mr. Hu served in a variety of other management roles at Salesforce.com, including Vice President of Product Marketing, Senior Vice President of Applications, Executive Vice President of Products, and Chief Marketing Officer. Mr. Hu holds an A.B. in Economics from Harvard College and an M.B.A. from the Stanford University Graduate School of Business.

Qualifications
✓	High-growth technology experience, including over ten years at Salesforce.com
✓	Breadth of operational expertise, including a background in product, applications and marketing

Sharon Rothstein
	Director Since:	March 2019
	Committees:	Compensation
Nominating & Corporate Governance
Sharon Rothstein has served as an Operating Partner at Stripes Group, a growth equity firm, since October 2018. Prior to joining Stripes Group, Ms. Rothstein served as Executive Vice President, Global Chief Marketing Officer of Starbucks Corporation, a premier roaster, marketer and retailer of specialty coffees, from April 2013 to February 2018. From May 2009 to March 2013, Ms. Rothstein served as Senior Vice President of Marketing at Sephora, a specialty beauty retailer. Prior to joining Sephora, Ms. Rothstein held senior marketing and brand management positions with Godiva, Starwood Hotels and Resorts, Nabisco Biscuit Company and Procter & Gamble. Ms. Rothstein holds a Bachelor of Commerce from the University of British Columbia and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Significant marketing expertise from positions at iconic consumer-facing companies
✓	Leadership experience in key restaurant and hospitality categories
Other Public Company Board Service
+	Block, Inc. (since January 2022)
+	Afterpay Limited (from June 2020 until its acquisition by Block, Inc. in January 2022)
+	InterContinental Hotels Group PLC (since June 2020)

Jeremy Stoppelman, CEO
	Director Since:	September 2005

Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal, Inc., an online payment company, from February 2000 to June 2003, most recently serving as Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home, an Internet company, from August 1999 to January 2000. He holds a B.S. in Computer Engineering from the University of Illinois.

Qualifications
✓	Perspective gained from his experience as one of our co-founders and our Chief Executive Officer
✓	Significant experience in the Internet industry

Chris Terrill
	Director Since:	March 2022
	Committees:	Nominating & Corporate Governance

Chris Terrill has served as Executive Co-Chairman of Z-Work Acquisition Corp., a special purpose acquisition company investing in the work technology business, since February 2021. He has also served as an advisor to Range Ventures, a Denver-area venture capital firm, since July 2020. Mr. Terrill previously served as Chief Executive Officer and a director of Angi Homeservices (now Angi Inc.), a digital marketplace for home services, from September 2017 to November 2018. Mr. Terrill served as Chief Executive Officer of HomeAdvisor.com, a wholly owned subsidiary of IAC that merged with Angie’s List in September 2017 to form Angi Homeservices, beginning in May 2011. Prior to joining HomeAdvisor, Mr. Terrill held senior marketing roles at Nutrisystem.com, Blockbuster.com and Match.com. Mr. Terrill holds a B.S. from the University of Texas at Austin and an M.B.A. from University of Houston.

Qualifications
✓	Leadership experience in home services
✓	Significant marketing experience from senior positions at various companies
Other Public Company Board Service
+	Z-Work Acquisition Corp. (since February 2021)
+	Realogy Holdings Corp. (since July 2016)
+	Vacasa, Inc. (since December 2020)
+	Terminix Global Holdings, Inc. (since July 2021)
+	Porch Group Inc. (January 2021 – April 2022)
+	Angi Inc. (September 2017 – November 2018)

Tony Wells
	Director Since:	October 2020
	Committees:	Compensation

Tony Wells has served as Chief Media Officer of Verizon Communications Inc., one of the world’s leading providers of technology, communications, information and entertainment products, since September 2021. From July 2020 to September 2021, Mr. Wells served as Chief Brand Officer of USAA, a family of companies that provides insurance, banking and other services to current and former members of the U.S. military and their families. Mr. Wells also served in several other senior marketing roles at USAA from November 2017 to July 2020, including as lead of USAA’s marketing research, analytics and member intelligence function. Prior to joining USAA, Mr. Wells served as Senior Vice President, Chief Marketing Officer for North America for Schneider Electric SA, an energy management and automation company, from October 2014 to November 2017. Mr. Wells also served in the chief marketing officer role at ADT Security Services and 24 Hour Fitness USA, Inc. His career has also spanned the automotive, home, financial services and retail industries at companies including Visa USA, Interpublic Group of Companies, SFX Sports Group, The Mills Corporation and Nissan North America. Mr. Wells holds a B.S. in Science from the United States Naval Academy and a Certificate in Business Administration from The Johns Hopkins University Carey Business School.

Qualifications
✓	Extensive marketing, operations, data analytics and strategy experience
✓	Leadership experience in multiple major business categories, including our key home services category

Directors Continuing in Office until the 2023 Annual Meeting

Diane Irvine, Chairperson
	Director Since:	November 2011
	Committees:	Audit (Chair)
Nominating & Corporate Governance (Chair)
Diane Irvine has served as Chairperson of the Board since September 2015. She previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011, and as President from February 2007 to November 2011. Ms. Irvine also served as the Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University.

Qualifications
✓	Extensive financial expertise
✓	Significant public company board and senior management experience
Other Public Company Board Service
+	Funko, Inc. (since August 2017)
+	Farfetch Limited (since August 2020)
+	Casper Sleep Inc. (July 2019 – January 2022)
+	XO Group Inc. (November 2014 – December 2018)
+	Rightside Group, Ltd. (August 2014 – July 2017)
+	CafePress Inc. (May 2012 – May 2015)
+	Blue Nile, Inc. (May 2001 – November 2011)

Christine Barone
	Director Since:	March 2020
	Committees:	Audit

Christine Barone has served as Chief Executive Officer of True Food Kitchen, a health-driven restaurant chain, since August 2016. From February 2011 to August 2016, Ms. Barone served in various roles at Starbucks Corporation, most recently as Senior Vice President of Food, Evenings and Licensed Stores. Prior to joining Starbucks, Ms. Barone was a Principal at Bain & Company from September 2000 to February 2011. Ms. Barone holds a B.A. in Applied Mathematics from Harvard College and an M.B.A. from Harvard Business School.

Qualifications
✓	Leadership experience in key restaurant category
✓	Experience as a senior executive of a major public company

Independence of the Board
Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable NYSE listing standards: Mses. Irvine, Barone and Rothstein and Messrs. Anderson, Gibbs, Hu, Sharples, Terrill and Wells.
In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stoppelman, our Chief Executive Officer, is not independent by virtue of his employment with the Company.

Board Leadership Structure
Ms. Irvine has served as Chairperson of the Board since September 2015. Ms. Irvine’s tenure on the Board, as well as the deep knowledge of our Company gained in her role as Chairperson of the Audit Committee of the Board (the “Audit Committee”), allow her to provide valuable insights and facilitate the implementation of our strategic initiatives and business plans. The Board also believes, however, that Ms. Irvine’s independence is an essential complement to her familiarity with the Company and management representation on the Board, helping to foster an environment that is conducive to objective evaluation and oversight of management’s performance.
Ms. Irvine has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her substantial financial expertise and experience in public company management, enhances the effectiveness of the Board as a whole and makes her chairpersonship in the best interests of the Board, the Company and its stockholders.

Board Meetings and Committees

The Board met four times during 2021. Each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of 2021 during which he or she was a director or committee member. As required under applicable NYSE listing standards, in 2021, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Ms. Irvine presided over the executive sessions.
Under our Corporate Governance Guidelines, directors are also expected to attend our annual meetings of stockholders. All of our nine then-serving directors attended the 2021 Annual Meeting of Stockholders.
The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for 2021 for each of the Board committees:

	Audit	Compensation	Nominating
Diane Irvine	µ		µ
Fred D. Anderson, Jr.	●	µ
Christine Barone			●(1)
Robert Gibbs	●		●
George Hu		●
Sharon Rothstein		●	●
Brian Sharples	●
Tony Wells		●
Total meetings in 2021	9	4	4

µ    Committee Chairperson | ● Committee Member
(1)    Effective March 11, 2022, the Board replaced Ms. Barone on the Nominating Committee with Mr. Terrill and appointed Ms. Barone as a member of the Audit Committee.
Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would bear on the materiality of his or her relationship to us.

Audit Committee
The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements, and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:
•reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;
•considering, approving, disapproving or ratifying, as appropriate, related-party transactions;
•reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing and establishing appropriate insurance coverage for our directors and executive officers;
•conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.
The Audit Committee is currently composed of five directors, Mses. Irvine and Barone and Messrs. Anderson, Gibbs and Sharples, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Board has determined that Ms. Irvine and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s and Mr. Anderson’s levels of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chairperson of the Audit Committee. Mr. Sharples’s service on the Audit Committee will cease when his term as a director expires at the Annual Meeting.
The Audit Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.

Audit Committee Report(1)
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted,
The Audit Committee of the Board of Directors(2)
Diane Irvine, Chairperson
Fred D. Anderson, Jr.
Robert Gibbs
Brian Sharples
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)    Ms. Barone joined the Audit Committee following this review and discussion and so did not participate.

Compensation Committee
The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:
•determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;
•reviewing and recommending to the full Board the compensation of our directors;
•evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•establishing policies with respect to equity compensation arrangements;
•reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and
•reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Our Compensation Committee is currently composed of four directors, Messrs. Anderson, Hu and Wells and Ms. Rothstein, each of whom the Board has determined to be independent under the NYSE listing standards. Mr. Anderson is the Chairperson of the Compensation Committee.
The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu. Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.
The specific determinations of the Compensation Committee with respect to executive compensation for 2021 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.
Compensation Committee Interlocks and Insider Participation
As noted above, the members of our Compensation Committee are Messrs. Anderson, Hu and Wells and Ms. Rothstein. No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating Committee
The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:
•reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to the Board and management areas for improvement;
•interviewing, evaluating, nominating and recommending individuals for membership on our Board;
•implementing an orientation process for directors and, in the Nominating Committee’s discretion, instituting a plan or program for the continuing education of directors;
•reviewing and recommending to our Board any amendments to our corporate governance policies; and
•reviewing and assessing, at least annually, the performance of the Nominating Committee and its charter.
The Nominating Committee is currently composed of four directors, Mses. Irvine and Rothstein and Messrs. Gibbs and Terrill, each of whom the Board has determined to be independent under the NYSE listing standards. Ms. Irvine is the Chairperson of the Nominating Committee.
The Nominating Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.

Oversight Roles of the Board

Our Board is selected by stockholders to provide oversight of, and strategic guidance to, the Company’s senior management. More specifically, the Board is responsible for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing the Company and considering ways to address those risks, reviewing and providing guidance to management on risks and issues related to environmental, social and governance (“ESG”) matters, and selecting and overseeing management. We discuss each of these responsibilities in greater detail below.

Oversight of Strategy
Our Board is deeply engaged in overseeing the Company’s long-term strategy, including evaluating key market opportunities, trends and competitive developments. Strategic matters also inform the Board’s oversight of risk, as described below, and committee-level discussions of a range of issues.
While the Board and its committees oversee our strategic planning, our management is responsible for executing our business strategy. To monitor performance against our strategic goals, the Board receives regular updates from senior management. Each director is expected to and does bring to bear their own talents, insights and experiences on these strategy discussions. These boardroom discussions are supplemented between meetings through engagement with senior management and updates to the Board on significant items, such as major corporate actions.
The Board’s oversight and management’s execution of our business strategy are conducted with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company. However, our Board believes that its continuous process of monitoring strategic matters also enables it to effectively evaluate their impact on short- and medium-term Company performance, as well as on the quality of Company operations.

Oversight of Risk
Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”
Notably, the Board recognizes Yelp’s responsibility to operate in a responsible and sustainable manner aligned with our mission, vision and values to build authentic connections between consumers and businesses based on trust and integrity, in addition to delivering long-term value to stockholders. The management of key non-financial risks and opportunities, such as consumer protection, workforce inclusion and development, social impact and environmental sustainability, are critical components of the Board’s risk oversight responsibilities.
The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes an independent Chairperson, the majority-independent Board and independent Board committees provide a well-functioning and effective balance to management’s representation on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
The Audit Committee considers and discusses our major financial, legal and regulatory risk exposures, which include financial reporting, accounting processes, regulatory compliance and cybersecurity. The Audit Committee also oversees the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. In connection with its oversight of cybersecurity risk management, the Audit Committee typically meets twice annually with both IT and business personnel responsible for cybersecurity risk management, and receives incidental reports as warranted. Finally, the Audit Committee oversees the performance of our internal audit function.
Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management. In addition, the Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, including whether they are successful in preventing illegal and improper liability-creating conduct.
The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”
Both the Board as a whole and the various standing committees receive periodic reports from executive management and our Head of Internal Audit, as well as incidental reports as matters may arise. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to the Board as appropriate.

Oversight of ESG
We believe that the success of our stakeholders — including our employees, customers, and the other people and communities our business touches — is a critical factor in our own success, and that giving appropriate consideration to how our business impacts these stakeholders is therefore in the best interests of our stockholders. This commitment to our stakeholders is reflected in our ESG priorities, goals and practices, as described in the section titled “ESG at Yelp” below.
The Board and its committees have responsibility for risk and operational oversight of the following ESG-related issues:

Board/Committee	Areas of ESG-related Oversight
Full Board of Directors
•Corporate culture, talent planning, and diversity and inclusion initiatives
•Advocacy on matters of public policy such as regulation of the technology industry and antitrust policy
•Approach to trust and safety

Audit Committee	•Ethics and compliance programs •Capital allocation to support the initiatives of minority-owned banking institutions

Compensation Committee	•Employee compensation and benefit programs, well-being and engagement

Nominating Committee	•Board composition and diversity •Monitoring of significant ESG trends •ESG reporting, including annual SASB reporting •Investor feedback on ESG matters

Management Succession Planning
Our Board believes that the directors and Chief Executive Officer should collaborate on succession planning and that the entire Board should be involved in critical aspects of the succession planning process, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential candidates, reviewing the Company’s leadership pipeline and talent strategies, and making management succession decisions. Management succession is discussed in regular meetings as well as executive sessions of the Board and Nominating Committee.
Our Chief Executive Officer and Chief Operating Officer are responsible for making available to the Board their recommendations and evaluations of potential successors for the Company’s executive officers, including a review of development plans for such individuals to help prepare them for future succession. As outlined in our Corporate Governance Guidelines, the Nominating Committee is primarily responsible for periodically reviewing these succession plans with the Chief Executive Officer and Chief Operating Officer, and, based on such review, making recommendations to the Board with respect to the selection of appropriate individuals to succeed our executive officers.

Corporate Governance

Our mission is to connect consumers with great local businesses. Since our founding in 2004, we have built one of the best known internet brands in the United States. Consumers trust us for our more than 220 million ratings and reviews of businesses, and this trust is the foundation of our business; from it, we are able to empower other businesses to succeed. Our advertising products help businesses of all sizes reach a large audience, advertise their products and drive conversion of their services.
We recognize that pursuing our mission goes hand in hand with a commitment to corporate governance practices that promote long-term stockholder value creation, including by providing the right leadership structure and composition of the Board, as well as providing our stockholders with both the opportunity to provide direct feedback and key substantive rights to ensure accountability. Accordingly, our Board and Nominating Committee regularly review our corporate governance practices and structure to evaluate whether changes are needed to continue meeting the needs of the business, align with best practices or respond to stockholder feedback. In recent years, we have made a number of enhancements to our corporate governance practices based on such evaluations, including our phased declassification of the Board and our adoption of proxy access, among other things.
To help ensure that the Board will have the necessary practices in place to review and evaluate our business operations as needed to make decisions that are independent of our management, the Board has documented its governance practices in our Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation.
Our Board has also adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees, including those officers responsible for financial reporting, that, together with our Corporate Governance Guidelines, Bylaws and Board committee charters, provide the framework for the governance of the Company.

The following are key highlights of our Board profile and corporate governance practices:

✓	Approximately 89% of continuing directors are independent
✓	Maintain an independent Chairperson separate from our Chief Executive Officer (“CEO”)
✓	100% independent committee members
✓	Majority voting with director resignation policy in uncontested elections
✓	Strong stockholder engagement practice
✓	Track record of effective Board refreshment (with a total of six new directors from 2019 to 2022)
✓	Ongoing declassification of the Board, to be completed in 2023
✓	Proxy access for stockholders
✓	Regular executive sessions of independent directors
✓	Periodic reviews of committee charters, Code of Conduct and Corporate Governance Guidelines

✓	No short sales, hedging, pledging, margin purchases or other inherently speculative transactions in our equity securities by directors or executive officers
✓	Robust Code of Conduct and Corporate Governance Guidelines
✓	Annual say-on-pay vote
✓	Succession planning process
✓	Stock ownership guidelines for directors and executive officers
✓	Clawback Policy on cash and equity incentive compensation
✓	Comprehensive risk oversight by full Board and committees
✓	Annual Board and committee self-evaluations, including individual director evaluations
✓	Director participation in orientation and continuing education
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of our principal Board committees are available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” within the “Governance” menu. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board and Committee Performance Evaluations
Our Board and each of its standing committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. Our Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluations. Each year, with the assistance of our outside counsel, we conduct interviews of each director to obtain his or her assessment of the effectiveness of the Board and committees, director performance and Board dynamics. A representative of our outside counsel then reports the results of these interviews to the Nominating Committee and the Board, where the results are discussed.

Board Composition
The Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated the nominees for election at the Annual Meeting in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board, as described in greater detail below.

Considerations in Evaluating Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise on which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders.
In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. Accordingly, the Nominating Committee may consider such factors as diversity of gender, race, professional experience, and differences in viewpoints and skills.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.
To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. For example, the Nominating Committee engaged Spencer Stuart, a nationally recognized director search firm, to assist with its review of our Board composition in 2018 and again in 2020, as described below. The Nominating Committee also conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.
At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Proxy Access
Our Bylaws provide procedures that allow a stockholder or group of up to 50 stockholders that have owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy statement for an annual meeting director nominees constituting up to the greater of two individuals or 20% of the number of directors in office, provided the stockholder or stockholders satisfy the requirements specified in the Bylaws.

Board Refreshment
Based on feedback received through engagement with our stockholders, our Board and Nominating Committee initiated a process in late 2018 to evaluate the Board’s composition and identify additional director candidates to help drive our strategy, with the support of Spencer Stuart. This process ultimately resulted in Ms. Rothstein and Messrs. Hu and Sharples joining the Board in 2019 and Ms. Barone joining the Board in early 2020. In the interest of continuing to enhance the expertise and diversity of our Board, our Nominating Committee re-engaged Spencer Stuart in mid-2020 to help identify candidates for a new independent director position, following which our Board increased its size from eight to nine directors and, on the recommendation of the Nominating Committee, appointed Mr. Wells to fill the newly created vacancy in October 2020.
We continued this refreshment process in 2022 with the expansion of the Board to ten directors and, on the recommendation of the Nominating Committee, appointed Mr. Terrill to fill the newly created vacancy on March 11, 2022. We believe the resulting Board composition strikes the right balance between long-term understanding of our business and fresh external perspectives, while also strengthening the Board’s knowledge of our key home services business category.
As of April 4, 2022, our Board composition (excluding Mr. Sharples, who is not standing for re-election at the Annual Meeting) reflected the following characteristics:

INDEPENDENCE

Executive Director: 1
Independent Directors: 8

DIVERSITY

Non-Diverse: 4
Gender & Ethnic Diversity: 5

3 Women directors • 1 Asian director • 1 Black director

Stockholder Engagement
Outreach
We believe that effective corporate governance should include regular, constructive conversations with our stockholders. Certain members of our Board, executive management and Investor Relations team engage with stockholders directly throughout the year to discuss our corporate governance and executive compensation programs, as well as to answer questions and elicit feedback. Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer also regularly engage in dialogue with our stockholders in connection with our quarterly announcement of financial results, at conferences and through other channels. Management provides an overview of these discussions and feedback to the Board and relevant committees for consideration and appropriate follow up.
As part of our ongoing outreach efforts, we reached out to or responded to meeting requests from stockholders collectively representing approximately 84% of our outstanding shares held by non-affiliates in 2021. Members of executive management and our Investor Relations team, joined at times by Ms. Irvine and/or Mr. Anderson, ultimately engaged in discussions relating to compensation and governance matters with stockholders representing approximately 54% of such outstanding shares.
In addition to discussing company performance and strategy, in 2021 we also sought stockholder feedback on our executive compensation program in connection with our 2021 say-on-pay vote. While the investors we met with during this outreach were generally supportive of the evolution of our executive compensation program in recent years, they were critical of the payout on performance-based equity awards granted mid-year in 2020 in response to the COVID-19 pandemic. Investors also expressed a desire for longer-term performance goals, the addition of a relative performance metric to our executive compensation program and the introduction of a short-term cash incentive program. Based on the feedback from these discussions and the results of our 2021 say-on-pay vote, our Compensation Committee made changes to our executive compensation program for 2022, including setting performance goals for 50% of the target total value of our executive officers’ performance-based equity awards based on our relative stockholder return over a three-year period, as described in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis.”
We also received input from our stockholders in 2021 regarding our ESG practices and disclosures. In response to feedback requesting that we incorporate ESG frameworks into our disclosures, in 2021 we began publishing a report on our ESG efforts using the Sustainability Accounting Standards Board (“SASB”) reporting framework for the Internet, Media & Services industry to enhance the comparability of our disclosures. In addition, we will continue to publish our Diversity Report, which includes a breakdown of our employee demographics based on our U.S. Employer Equal Opportunity (“EEO-1”) data, annually. Similarly, we enhanced our disclosures regarding our ESG initiatives with the addition of information about the Board’s oversight of ESG matters and the section titled “ESG at Yelp” below in response to investor input.
Communications with the Board
Stockholders, any other security holders of the Company and other interested parties may communicate with the Board at the following address:
The Board of Directors
c/o Corporate Secretary
Yelp Inc.
350 Mission Street, 10th Floor
San Francisco, CA 94105
Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

ESG At Yelp

We are committed to operating in a responsible and sustainable manner that is aligned with our mission and values, while also working to deliver long-term value to our stockholders. As an organization with diverse employees, users and customers, we are also dedicated to bringing trusted information into the marketplace and creating a positive impact on the local communities we serve.
Although we have ongoing initiatives across the ESG landscape, we focus our efforts on five key areas where we believe our business can make the greatest impact:
Below we describe highlights of our ESG efforts. Additional information about our efforts in these areas is available on the “ESG Investors” page of our Investor Relations website and in our SASB Report for 2021, available at www.yelp-ir.com/ESG-investors.4

Consumer Advocacy
Our mission is to connect consumers with great local businesses by giving them access to reliable and useful information. Consumer trust is a top priority, which is why we not only invest in industry-leading trust and safety measures, but also prioritize data privacy, providing useful and reliable information, and good governance.
Content Moderation
We take significant measures to maintain the integrity and quality of the content on our platform while leveling the playing field for hard-working business owners who rightfully earn their great reputations. We place a high value on personal expression and provide a platform that encourages people to share their opinions about their consumer experiences. At the same time, we take active steps to enhance the trust and safety of our users, as well as to provide them with reliable content to inform their spending decisions. As outlined in our Trust & Safety Report (available at trust.yelp.com4), our recommendation software analyzes hundreds of signals in an effort to recommend the most reliable and useful reviews, while mitigating misinformation at scale. Through our Consumer Alerts Program, originally introduced in 2012, we actively warn consumers when we find evidence of extreme attempts to manipulate a business’ ratings and reviews, and other egregious conduct that may harm consumers and unfairly put other businesses at a disadvantage. We also use Consumer Alerts to inform consumers about businesses that have been accused of, or are the target of, racist incidents. In addition to these
4 Content available at websites and in documents referenced in this section are not incorporated herein and are not part of this Proxy Statement.

efforts, we communicate with the contributors and businesses impacted by our content moderation decisions to promote constructive participation on our platform.
Data Privacy
At Yelp, user privacy begins with transparency. In order for our users to make informed decisions about what services to use and what data to share, they have to know what data is being collected, how it is being used, and where and with whom it is being shared. That is why we work hard to inform our users about our privacy practices — to empower them to make meaningful decisions around their data.
Our Privacy Policy details how we use and protect information we collect on Yelp, including our use of third-party cookies and our adherence to the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising. We regularly evaluate our data practices and policies to identify improvements and transparently communicate any resulting changes to our users.
Beyond our Privacy Policy, Yelp provides users with options to control how their data is being used or shared. For example, users have the option to limit what data is visible to business owners about their interactions with a business page, and to choose whether or not to share contact information with restaurants for marketing purposes when they make a reservation through Yelp. Users can also determine whether and how much location data to share with Yelp.
When Yelp receives a request for personal information about its users, we do not simply turn over the requested information. We take a rigorous approach to requests for user information and industry-leading efforts to fight for our users, as discussed in greater detail under “—Public Policy—User Privacy” below.
Prioritizing Useful and Reliable Information
In addition to our content moderation efforts, we are committed to empowering and protecting consumers by surfacing useful and reliable information on local businesses. We have focused on providing health and safety information in particular since the beginning of the COVID-19 pandemic, as discussed under “—Local Economies—COVID-19 Response” below. Even prior to the pandemic, however, we invested in providing consumers with health and safety data. In 2013, we worked with local governments to create a new open data standard to digitize restaurant hygiene scores and make them easily accessible to consumers. Since then, we have invested in expanding this data to help consumers make informed decisions about dining at establishments that might put them at higher risk. A study in The Journal of Industrial Economics subsequently found that our hygiene scores drove an uptick in hygiene quality among restaurants in Louisville Kentucky, resulting in a decrease in the rate of severe foodborne illness in that city. In 2022, we partnered with Hazel Analytics, a company specializing in the use of data-driven technology solutions to improve food safety and public health, to broaden the reach of our health scores feature. We added hygiene data on nearly 700,000 Yelp pages through this partnership, providing information about health inspection jurisdictions representing nearly 70% of the U.S. population.
Beyond restaurant inspection scores, we provide health care statistics and consumer opinion survey data on hospitals and nursing homes, including average emergency room wait times and nursing home fine information, through a partnership with ProPublica. We also partner with third parties to display maternity care measures for hospitals in California, New York City and Long Island with the goal of educating patients about hospitals where they can receive higher quality care, as well as to encourage hospitals to improve the quality of care they provide.

Corporate Governance
We recognize that pursuing our mission goes hand in hand with a commitment to good corporate governance practices. For highlights of our Board profile and corporate governance practices, see “Corporate Governance” above.

Local Economy
Small businesses in communities across the country are the engines of local economies. We work to better connect consumers with great local businesses to support vibrant local economies in many ways, including those discussed below.
2021 Initiatives
Our initiatives in 2021 included: programs to support Asian- and LGBTQ-owned businesses as well as underserved business communities; partnerships aimed at promoting diverse businesses and encouraging businesses owners to make their businesses a safe and welcoming place for everyone; and hosting our inaugural Women in Business and Black in Business Summits to celebrate diverse business owners and provide a forum for them to share their stories and offer tactical advice for entrepreneurs. We also deposited $100 million in the JP Morgan Empower Share Class, which aims to bring new economic opportunities to underserved communities, specifically by supporting the initiatives of Black-owned banking institutions. Our deposit supports four minority-owned and Black-led community banks that provide vital financial services in communities that are often underserved.
COVID-19 Response
Amid the uncertainty of the COVID-19 pandemic, we remained committed to our mission of connecting people with great local businesses. We extended approximately $37 million of COVID-19-related relief between March and December 2020 to our most significantly impacted customers in the form of waived advertising fees, paused advertising campaigns, and free products and services. We also focused on the critical need for businesses to be able to easily communicate up-to-date information on their operations to consumers. For example, many businesses that relied on foot traffic or human contact in their ordinary operations were forced to close their doors, limit their hours and change their business model, such as yoga studios that shifted to virtual classes and dine-in restaurants that pivoted to accept takeout orders. To address this shift, we added features to keep businesses connected with their customers as they adapted their operations. We introduced a “virtual service offerings” business attribute for businesses offering virtual consultations, classes, tours, shows and performances to enable these businesses to communicate that they are still open for business virtually and available to people who rely on their services. We also launched a free COVID-19 section on business pages where businesses can indicate whether they are offering dine-in service, outdoor seating, in-person visits, curbside pickup and delivery options.
To help give people peace of mind as they return to their favorite local businesses, we also introduced a feature that allows businesses to provide details on their health and safety practices, such as social distancing, mask and vaccination requirements. We also enabled Yelp users to provide feedback on the health and safety practices they observed at businesses they visited, highlighting how businesses have adapted to keep their customers safe with the goal of instilling confidence in consumers to continue supporting local businesses.
Creating a Level Playing Field
While small businesses may not have the same resources as their bigger competitors, we believe that our platform helps level the playing field by facilitating direct engagement between consumers and businesses. We make significant efforts to maintain that level playing field and consumer trust, as discussed under “—Consumer Advocacy—Content Moderation” above.

Diversity and Inclusion
We have long focused our diversity, inclusion and belonging efforts inside of Yelp, putting our energy into diverse hiring, equitable promotion practices and operationalizing inclusion. Every local business has a unique story; having a diverse workforce means our employees are better equipped to relate to and solve for the diverse needs of consumers and businesses. As a result, we are committed to increasing diversity at all levels of our organization to reflect the diversity of the communities in which we live and work.
We employ a team reporting to our Chief Diversity Officer that works to build diversity, inclusion and equity into all aspects of our operations. Our Executive Diversity Task Force, which includes our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in addition to our Chief Diversity Officer, oversees the implementation of our diversity initiatives, including by holding individual department heads accountable for growing the diversity of their organizations.
Diversity
While our 2021 Diversity Report5 showed that we have more work to do, it also showed that our efforts have had a positive impact. After seeing encouraging results from the diverse slate program we implemented in our sales organization, which requires hiring managers to consider underrepresented candidates when interviewing for open positions, we expanded the program to other parts of the Company, including our general and administrative team. Since then, the number of employees hired who identify as Black has increased, and employees who identify as Asian and female have greater representation as people managers. Our engineering team also worked on improving inclusive hiring; as a result, the proportion of new hires who identify as Black in our technology organization increased by more than three times and the proportion who identify as an underrepresented minority generally increased by more than 1.5 times. Representation of employees who identify as Black, Asian and female as people managers also increased within our technology organization.
Inclusion
We also firmly believe that inclusion is just as important as diversity. We aim to cultivate a sense of belonging through company-supported employee resource and affinity groups, hosting events that provide our employees with the opportunity to celebrate and learn about the diverse cultures of their colleagues, and instituting a mandatory company-wide diversity training program that covers systemic racism and institutional bias. For example, our Yelp Employee Resource Groups (“YERGs”) serve as a resource for employees with shared social identities, characteristics or life experiences and help foster employee engagement, professional development and a sense of belonging. We now have 20 YERGs that count nearly half of our employee population as members and provide key insights and support for employees.

Distributed Work and Culture

In 2021, we announced that we would continue our distributed operations on a permanent basis. While we plan to maintain offices in the locations where we had a presence prior to the pandemic, a significant portion of our team works remotely on a full-time basis or comes into the office only a few days each week. We believe this model provides even greater flexibility to our employees, who now have the opportunity to relocate within the countries where we operate so that they can live and work where they like, which we believe will result in
5 Available at yelp-ir.com/ESG-investors. Based on self-reported information from our employees between September 8, 2020 and August 31, 2021. Content available on our website is not incorporated herein and is not part of this Proxy Statement.

improved employee retention. It also allows us to access and attract great talent from a more geographically diverse pool of candidates across the United States, Canada and Europe.

While we have always taken great pride in our company culture, it has never been static, and our decision to remain a distributed workforce is driving its latest evolution. We are working to build on our existing strong and collaborative culture with the goal of supporting and fostering a thriving distributed workforce. These efforts include focusing on equity in opportunities for career advancement, regardless of whether an employee is working fully remote or spending a few days each week in an office, as well as on opportunities to contribute by continuing to hold meetings online. At the same time, we are also working to reestablish in-person office environments that invite collaboration and creativity, now with increased flexibility.
For more information about our talent attraction, development and retention initiatives, see our Annual Report under the section titled “Business—Human Capital Management.”

Local Communities
As a community-driven review platform, our culture extends beyond our offices and into the local communities where people use Yelp. In addition to fostering and supporting local communities of users, we endeavor to have a positive impact on these diverse communities by using our platform to raise awareness, promote economic opportunity for those in need, and support organizations that serve local communities.
The Yelp Foundation
We support local communities through the Yelp Foundation (the “Foundation”), a non-profit organization that directly supports consumers and local businesses in the communities in which we operate. Our Board established the Foundation in 2011 and approved the contribution and issuance to the Foundation of 520,000 shares of our common stock to fund grants to local non-profit organizations that are actively engaged in supporting community and small business growth. In addition to providing grants to non-profits, the Foundation offers up to $1,000 in matching donations each year to charitable organizations made by our regular full-time employees. In 2021, we built on the Foundation’s employee-matching program to double-match Yelp employee donations made around issues that matter most to our employees. For example, the Foundation double-matched donations to organizations fighting to stop Asian hate and prevent gun violence from March through May, as well as donations to organizations advocating for gender equality and providing reproductive health services and financial support to underserved women in October.
Environment
As an Internet platform, Yelp is not a carbon-intensive business; however, we regularly examine opportunities to lessen Yelp’s carbon footprint and, in 2022, we are committed to conducting a climate assessment to better understand and quantify our environmental impact. We also seek to engage with vendors who actively work to reduce their own environmental impact by operating data centers with efficiency and working to minimize impacts to surrounding ecosystems. For example, we outsource the vast majority of our hardware infrastructure to Amazon Web Sources (“AWS”). In addition to allowing us to scale our infrastructure dynamically, AWS has outlined numerous environmental impact reduction initiatives, including a robust water stewardship program that seeks to mitigate the impact of water sourcing for use in cooling data centers. It has also championed the goal of utilizing 100% renewable energy to power all of its operations as early as 2025.
In the first half of 2021, we announced our plans to permanently operate on a distributed basis with many employees remaining primarily remote, a strategy that we believe is best for the Company’s long-term interests. As we assess our ongoing office space needs going forward, we seek spaces in LEED (Leadership in Energy and Environmental Design)-certified buildings and pursue WELL-certification for our office environments. Our most recent example is the relocation of our San Francisco office space to the first LEED Platinum high-rise office development in the city.
As one of the most recognized sources of information about local businesses, we are in a unique position to help surface information about sustainable practices and encourage environmentally conscious habits among consumers and businesses. In April 2022, in honor of Earth Day, we announced a variety of initiatives that highlight our commitment to sustainability. We launched new eco-friendly business attributes that recognize businesses that are committed to sustainable practices, such as electric vehicle charging stations and plastic-free packaging, and help consumers easily find and support businesses that align with their values. We also launched a Sustainability Resource Hub for businesses to provide business owners with the information and tools they need to implement eco-friendly practices. Through the Sustainability Resource Hub, businesses can access a collection of resources from environmental nonprofit organizations, such as Plastic Pollution Coalition, Reusable LA, The Surfrider Foundation, Upstream, ReThink Disposable and Food Rescue Hero, as well as stories of small businesses that have committed to going green.
To demonstrate our commitment to sustainability on the corporate level, we are encouraging our employees to prioritize green practices. In April and May of 2022, the Foundation is double-matching employee donations to Plastic Pollution Coalition, The Nature Conservancy, World Wildlife Fund, Climate Emergency Fund, Asian Pacific Environmental Network and Plant-for-the-Planet. We are hoping to drive real impact by supporting a diverse set of organizations that conserve resources, protect our planet’s biodiversity, respond to climate impacts and ensure environmental justice for those most affected. We will also host numerous events for our employees to learn more about the importance of choosing eco-friendly options in their daily lives by covering topics such as sustainable investing and adopting a zero waste mindset.

Public Policy
Part of fulfilling our mission to connect consumers with great local businesses through access to reliable and useful information is engaging in matters of public policy to shape our industry for good. To that end, we advocate for free and fair competition on the Internet, consumer rights, online free speech and user privacy, as described below.
Antitrust and Open Internet Policy
We strongly believe that free and fair competition are critical to maintaining a vibrant and dynamic market. For over a decade, we have advocated for regulators to address anti-competitive conditions online and promoted an open and pluralistic web for consumers. We have been particularly critical of large tech companies that use self-preferencing to unfairly advantage their own products, such as Google’s manipulation of search results to direct consumers to its own products rather than matching them with the best information from across the web in response to any given query. This self-dealing systematically reduces the quality of search results to entrench and extend search and search advertising monopolies, and thus directly harms consumers.
We have been advocating for legislation that puts monopoly power in check and for regulators to take action to combat these and other anti-competitive practices for over a decade. Our Co-founder and Chief Executive Officer Jeremy Stoppelman testified at a Senate Antitrust Subcommittee hearing on Google’s anti-competitive conduct in September 2011, and again at a Senate Judiciary Subcommittee meeting on competition policy and consumer rights related to Google’s self-preferencing in local search results in March 2020. Most recently, in January 2022, Mr. Stoppelman participated in a meeting with White House officials, technologists and entrepreneurs about the state of competition in the technology economy. We support the federal American Innovation and Choice Online Act, which would strengthen and expand the tools at the government’s disposal to restore competitiveness to the online market, as well as the antitrust suits brought by the U.S. Department of Justice and a bipartisan group of 38 state attorneys general.

Consumer Rights and Online Free Speech
One of our top priorities has always been to protect the ability of Internet users to share their opinions online, whether positive or not. Businesses and powerful interest groups routinely threaten the rights of consumers who speak out on matters of public interest on sites like Yelp, including through the use of lawsuits intended to intimidate critics into silence (referred to as strategic lawsuits against public participation, or “SLAPPs”). We believe consumer speech — including online consumer reviews — provides an important public service and people who seek to express their opinions should not be bullied into silence, which is why we advocate for laws that limit the use of SLAPPs to stifle public discussion (referred to as “anti-SLAPP” legislation). While we have successfully advocated for anti-SLAPP legislation at the state level, we continue to support efforts to pass anti-SLAPP legislation at the federal level to protect consumers living in states still lacking effective anti-SLAPP laws as well as mitigate SLAPPs that are premised on spurious federal claims.
Similarly, we long championed both state and federal legislation aimed at protecting consumers’ ability to share feedback online by prohibiting businesses from including “gag clauses” in their consumer form contracts. Gag clauses are an attempt by a business to control their online reputations by threatening to fine or sue customers for any public criticisms; these provisions are typically non-negotiable and buried deep in the fine print of contracts where they are intentionally placed to escape notice. We supported state legislation such as Assembly Bill 2365 in California, which was signed into law in 2014, and ultimately helped secure the passage of the federal Consumer Review Fairness Act (commonly known as the “Right to Yelp” bill) in 2016. Since then, we have been pleased to see the Federal Trade Commission enforce this federal law to protect consumer rights.
User Privacy
We also work to protect consumer free speech and privacy by safeguarding the identities and other information of our users and standing up for their right to speak under pseudonyms. This means that when we receive a demand for non-public information about our users, we do not simply turn over the requested information. As an initial matter, the demand must be in the form of a valid subpoena, warrant or other legal process. We then analyze each individual request within a demand to determine whether it is legitimate and procedurally valid. Unless a thorough review of the demand, and any accompanying factual evidence, makes it clear that there is a legally valid reason to disclose the requested information, we will typically object to the legal demand, and sometimes we go to court to ask that a judge quash (i.e., invalidate) the demand. Whether information is sought by government agencies or business owners, we have frequently advocated for users’ privacy by opposing efforts in court to require us to disclose user personal information and have ultimately obtained legal decisions that help protect our users’ privacy in the long term. In 2021, we resolved legal demands relating to more than 1,350 user accounts, and ultimately disclosed users’ personal account information in response to less than 17% of those demands. We avoided sharing personal information for 97% of user accounts that were the subject of legal demands in 2021.

Director Compensation

Director Compensation Arrangements
Our Compensation Committee periodically reviews and assesses our non-employee director pay practices, typically with the assistance of an independent compensation consultant based on market data. The Compensation Committee most recently evaluated our Board compensation arrangements in 2019. Based on this evaluation, the Compensation Committee developed our non-employee director compensation program in consultation with Compensia, Inc., an independent, national compensation consulting firm (“Compensia”). Compensia provided advice on market practices as well as a full compensation analysis consisting of board compensation data from the same peer group used for executive compensation purposes. After considering the information provided by Compensia, as well as the time and responsibility requirements of the various Board roles and committees, our Compensation Committee recommended, and the Board approved, the director cash and equity compensation arrangements described below. There have been no changes to our non-executive director pay practices since 2019.
We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. Mr. Stoppelman does not receive any additional compensation for his service on the Board.

Cash Compensation
Each of our non-employee directors receives an annual cash fee of $32,000 and the chairperson of our Board receives an additional annual cash fee of $30,000. We also provide the following cash compensation for Board committee services, as applicable, to non-employee directors:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$9,000
Compensation Committee	$10,000	$5,000
Nominating Committee	$7,000	$2,600

Cash compensation payments are made quarterly in arrears. Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to in the form of shares of common stock with an equivalent value, issued in the form of restricted stock unit (“RSU”) awards that vest quarterly over the applicable year of service.
Equity Compensation
New non-employee directors are entitled to receive equity awards valued at $325,000, split evenly between stock options and RSUs by value. Each such award vests over four years, with 25% vesting after one year and the remaining shares underlying the options vesting in equal monthly installments and the remaining shares covered by the RSUs vesting in equal quarterly installments. We grant stock options with an exercise price of not less than the fair market value of our common stock on the date of grant. We do not have, nor do we plan to establish, any program, plan or practice to time equity award grants in coordination with releasing material non-public information.
Each non-employee director is also entitled to receive an RSU award annually (the “Annual RSU Award”) and a stock option award every other year (the “Biennial Option Award”) on the date of our annual meeting of stockholders. The Annual RSU Award is valued at $175,000 and vests in equal quarterly installments over four years following the date of grant. The grant date fair value of the Annual RSU Award shown in the Director

Compensation Table may vary slightly from the stated value due to rounding. The Biennial Option Award covers 10,000 shares of our common stock and vests in equal monthly installments over four years following the date of grant.

Director Stock Ownership Requirement
In December 2018, our Board adopted Stock Ownership Guidelines that require each non-employee director to attain a minimum share ownership position of the lesser of (a) 2,000 shares or (b) shares valued at 3x the director’s annual cash retainer for service on the Board, excluding any fees paid with respect to service on a committee of the Board, calculated based on the average closing price over the ninety (90) trading days prior to measurement.
Each non-employee director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. Each non-employee director was in compliance with the Stock Ownership Guidelines measured as of December 31, 2021, although the deadline had passed for only Ms. Irvine and Messrs. Anderson and Gibbs.

Director Compensation for the Year Ended December 31, 2021
The following table shows, for the year ended December 31, 2021, certain information with respect to the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(11)	Total ($)
Diane Irvine	—(1)	273,582(4)	185,500	459,082
Fred D. Anderson, Jr.	—(1)	231,511(5)	185,500	417,011
Christine Barone	—(1)	213,361(6)	185,500	398,861
Robert Gibbs	—(1)	223,309(7)	185,500	408,809
George Hu	—(1)	215,981(8)	185,500	401,481
Sharon Rothstein	39,600	175,012(9)	185,500	400,112
Brian Sharples	—(1)	220,424(10)	185,500	405,924
Tony Wells	37,000	175,012(9)	185,500	397,512

(1)    The indicated non-employee director elected to receive the following cash fees he or she was otherwise entitled to receive in the form of an RSU award of equivalent value (calculated as set forth under “—Director Compensation Arrangements—Cash Compensation” above): (a) Ms. Irvine, $89,000; (b) Mr. Anderson, $51,000; (c) Ms. Barone, $34,600; (d) Mr. Gibbs, $43,600; (e) Mr. Hu, $37,000; and (f) Mr. Sharples, $41,000. The number of shares issued in lieu of cash fees is calculated based on the average closing price of our common stock on the NYSE over the two calendar months prior to grant; as a result, the grant date fair value of such awards varies from the fees provided for under our non-employee director compensation program as described above.
(2)    The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents the aggregate grant date fair value of shares underlying stock and option awards granted during the year ended December 31, 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair values of RSU awards are calculated based on the closing price of our common stock on the date of grant.

Assumptions used in the calculation of the grant date fair value of option awards are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.
(3)    The aggregate number of unvested shares subject to outstanding RSU awards held by each non-employee director as of December 31, 2021 was as follows: (a) 9,471 shares of common stock for Ms. Irvine; (b) 9,194 shares of common stock for Mr. Anderson; (c) 12,234 shares of common stock for Ms. Barone; (d) 9,140 shares of common stock for Mr. Gibbs; (e) 10,843 shares of common stock for Mr. Hu; (f) 10,573 shares of common stock for Ms. Rothstein; (g) 10,872 shares of common stock for Mr. Sharples; and (h) 8,165 shares of common stock for Mr. Wells.
As discussed in footnote 1 to the table above, Mses. Irvine and Barone and Messrs. Anderson, Gibbs, Hu and Sharples each elected to receive the cash fees he or she was otherwise entitled to receive in 2021 in the form of an RSU award of equivalent value.
(4)    Consists of: (a) $98,570, which represents the grant date fair value of the RSUs Ms. Irvine received in lieu of cash board fees for 2021; and (b) $175,012, which represents the grant date fair value of Ms. Irvine’s Annual RSU Award.
(5)    Consists of: (a) $56,499, which represents the grant date fair value of the RSUs Mr. Anderson received in lieu of cash board fees for 2021; and (b) $175,012, which represents the grant date fair value of Mr. Anderson’s Annual RSU Award.
(6)    Consists of: (a) $38,350, which represents the grant date fair value of the RSUs Ms. Barone received in lieu of cash board fees for 2021; and (b) $175,012, which represents the grant date fair value of Ms. Barone’s Annual RSU Award.
(7)    Consists of: (a) $48,298, which represents the grant date fair value of the RSUs Mr. Gibbs received in lieu of cash board fees for 2021; and (b) $175,012, which represents the grant date fair value of Mr. Gibbs’s Annual RSU Award.
(8)    Consists of: (a) $40,970, which represents the grant date fair value of the RSUs Mr. Hu received in lieu of cash board fees for 2021; and (b) $175,012, which represents the grant date fair value of Mr. Hu’s Annual RSU Award.
(9)    The amount represents the grant date fair value of each of Ms. Rothstein’s and Mr. Wells’s Annual RSU Award.
(10)     Consists of: (a) $45,412, which represents the grant date fair value of the RSUs Mr. Sharples received in lieu of cash board fees for 2021; and (b) $175,012, which represents the grant date fair value of Mr. Sharples’s Annual RSU Award.
(11)     The amounts in this column represent the grant date fair value of each non-employee director’s Biennial Option Award.
The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2021 was as follows: (a) 50,000 shares of common stock for Ms. Irvine; (b) 30,000 shares of common stock for Mr. Anderson; (c) 24,600 shares of common stock for Ms. Barone; (d) 50,000 shares of common stock for Mr. Gibbs; (e) 29,950 shares of common stock for Mr. Hu; (f) 29,950 shares of common stock for Ms. Rothstein; (g) 29,950 shares of common stock for Mr. Sharples; and (h) 21,550 shares of common stock for Mr. Wells.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
As recommended by the Nominating Committee, the Board’s nominees for election as directors are: Fred D. Anderson, Jr., Sharon Rothstein and Chris Terrill, who are Class I directors whose term of office expires at the Annual Meeting, and Robert Gibbs, George Hu, Jeremy Stoppelman and Tony Wells, who are declassified directors whose one-year terms also expire at the Annual Meeting. Brian Sharples, who is not standing for re-election, will continue to serve as a director until his term expires at the Annual Meeting, at which time the authorized number of directors constituting the Board will automatically be reduced to nine. If elected at the Annual Meeting, each of these nominees would serve until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Each of the nominees is currently a member of our Board. Mr. Terrill was appointed to the Board to fill a newly created vacancy and has not previously been elected by our stockholders. The Nominating Committee recommended Mr. Terrill’s initial election to the Board in 2022 in connection with its ongoing refreshment process, as described above.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board on the recommendation of the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Required Vote and Board Recommendation

Majority Voting with Director Resignation Policy
Our Bylaws include a majority voting with director resignation policy. This policy provides that, in uncontested elections (such as this one), directors are elected by a majority of votes cast by holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors — that is, the nominee must receive a greater number of votes “for” his or her election than votes “withheld” from his or her election.
In the event that an incumbent nominee for director in an uncontested election does not receive the required majority vote and no successor has been elected at such meeting, our Bylaws require the director to promptly tender his or her resignation to the Board. The Nominating Committee will then consider the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating Committee’s recommendation. Within ninety (90) days after the date of the certification of election results, we will disclose the Board’s decision and an explanation of such decision in a filing with the SEC, a press release or other broadly disseminated means of communication.
If the Board does not accept such incumbent director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is elected and duly qualified. If the Board accepts such incumbent director’s resignation, or if a nominee for director does not receive the required vote and is not an incumbent director, then the Board, in its sole discretion, may decrease the size of the Board or may fill the resulting vacancy by a majority vote of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve until the next annual meeting and until the director’s successor is elected and duly qualified.

Through this policy, the Board seeks to be accountable to all stockholders and respect the rights of stockholders to express their views through their votes for nominees. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event a nominee fails to receive a majority of the votes cast with respect to such nominee. For example, the Board may wish to assess whether the sudden resignation of one or more directors would materially impair the effective functioning of the Board. This policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum or if a resignation would otherwise impair the functioning of the committee. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her performance as a director at the Company.
Under this policy, in contested elections — any election in which the number of candidates for director exceeds the number of directors to be elected — directors will continue to be elected by a plurality of the votes of holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors, meaning the candidates who receive the highest numbers of affirmative votes will be elected as directors.
THE BOARD RECOMMENDS
A VOTE “FOR” ALL OF THE NAMED NOMINEES

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. We first engaged Deloitte & Touche LLP in 2008 to audit our financial statements beginning with those for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2021 and 2020 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2021	2020
	(in thousands)
Audit Fees(1)	$1,894	$1,772
Audit-Related Fees	$—	$—
Tax Fees(2)	$123	$126
All Other Fees(3)	$4	$2
Total Fees	$2,021	$1,901

(1)    Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements and services in connection with our statutory and regulatory filings or engagements in those fiscal years.
(2)    Tax Fees are fees billed for tax compliance, advice and planning.
(3)    All other fees are fees for products and services other than the services described above. The other fees billed in both 2020 and 2021 were for the Company’s subscription to the Deloitte Accounting Research Tool, a web-based library of accounting and financial disclosure literature.
All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to grant interim pre-approvals of audit services, provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Required Vote and Board Recommendation

The affirmative vote of holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Deloitte & Touche LLP.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Board has adopted a policy of soliciting a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year in accordance with the preference previously indicated by our stockholders. Accordingly, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
As in past years, our executive compensation program for 2021 emphasized teamwork and long-term value creation through a philosophy of rewarding performance by making a meaningful portion of compensation dependent on achieving performance goals, maintaining internal pay equity, tying a meaningful portion of compensation to the long-term value of our business, and establishing pay practices that are both competitive and responsible, have a reasonable cost structure and do not encourage unnecessary or excessive risk taking. Consistent with this philosophy, the Compensation Committee designed an executive compensation program that we believe has been effective at achieving its objectives of:
•attracting and retaining a team of executives with strong leadership and management capabilities;
•motivating these executive officers to achieve our business objectives;
•aligning the interests of our executive officers with those of our stockholders; and
•promoting teamwork while also recognizing the role that each executive officer plays in our success.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our 2021 executive compensation program was heavily weighted towards at-risk compensation. In addition to long-term equity awards, the performance-vesting RSU awards we granted in 2021 included a short-term incentive compensation component through their one-year performance period, which was designed to further align the interests of our executive team with our performance and the interests of our stockholders. Any performance-vesting RSU awards that become eligible to vest based on our performance — together with the RSU awards that comprised the remainder of our executive officers’ equity compensation — directly link the most substantial component of our executive officers’ 2021 compensation to the long-term success of our business through their continued service requirements over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of operations.
Other highlights of our executive compensation program for 2021 include:
•We approved a meaningful base salary for our Chief Executive Officer for the first time since 2012 to provide a better balance between cash and equity, as well as to signal our competitive pay practices to the executive talent market.
•We granted performance-vesting RSU awards to our named executive officers that represented 50% of the target total value of each such executive’s equity compensation opportunity (other than Mr. Eaton, who was not an executive officer at the time of grant and so received a lesser portion of such awards in accordance with our policy for non-executive officers), reflecting our stockholders’ preferred mix of equity awards.

•The performance-vesting RSU awards vest based on net revenue and adjusted EBITDA goals, which are key business metrics aligned with our long-term strategy.
•Based on our then-current compensation philosophy, we did not provide any bonuses to our named executive officers as part of our standard executive compensation program.
•We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed bonuses or guaranteed equity compensation.
•Our employment agreements with our executive officers do not provide for specific employment terms and our U.S.-based executives are employed at-will. All executives are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.
•We offer reasonable change in control and severance benefits to our executive officers, as customary in our industry, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e. base salary + cash bonus amount, if any) at the time of termination.
•We do not provide excise tax reimbursements or “gross ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.
•We provide few fringe benefits to our executive officers and do not offer access to car allowances, financial planning advice or club memberships.
We believe this program is reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to pursue sustainable increases in stockholder value without encouraging excessive risk taking. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement for additional details about our executive compensation program.
The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Required Vote and Board Recommendation

Advisory approval of this Proposal No. 3 requires the vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled advisory vote on executive compensation will be at the 2023 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3

EXECUTIVE OFFICERS
The names, ages and certain other information concerning our executive officers as of April 4, 2022 are set forth below. There are no family relationships between any of our directors and any of our executive officers.

Name	Age	Position Held With the Company
Jeremy Stoppelman	44	Co-Founder and Chief Executive Officer
David Schwarzbach	53	Chief Financial Officer
Sam Eaton	49	Chief Technology Officer
Joseph R. (“Jed”) Nachman	49	Chief Operating Officer
Carmen Orr	47	Chief People Officer
Craig Saldanha	44	Chief Product Officer

Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Proposal No. 1—Election of Directors.”

David Schwarzbach has served as our Chief Financial Officer since February 2020. Mr. Schwarzbach previously served as Chief Financial Officer of Optimizely, Inc., a private company that provides A/B testing tools and personalization capabilities for websites, mobile apps and connected devices, from October 2015 through January 2020. He also served as Chief Operating Officer of Optimizely from February 2017 through January 2020. From June 2011 through September 2015, Mr. Schwarzbach held several senior finance positions at eBay Inc., an Internet marketplace company, most recently as Vice President and Chief Financial Officer of eBay’s multibillion-dollar North American Marketplaces business. Mr. Schwarzbach holds a B.S. in Plant Science from the University of California, Davis and an M.P.A. in Economics and Public Policy from Princeton University.

Sam Eaton has served as our Chief Technology Officer since January 2021. Mr. Eaton previously served as Senior Vice President, Engineering from September 2018 to December 2020 and Vice President, Operations and Infrastructure from April 2016 to September 2018, where he was responsible for scaling and innovating our technical infrastructure and backend systems. Mr. Eaton joined Yelp in April 2013 as Director of Engineering to run the site reliability engineering team. Prior to Yelp, Mr. Eaton spent seven years as Director of Web Technology for Future Publishing, a major U.K. media company. Mr. Eaton holds a B.A. in Computing and Artificial Intelligence from the University of Sussex.

Jed Nachman has served as our Chief Operating Officer since August 2016 and previously served as our Chief Revenue Officer from January 2016 to August 2016, Senior Vice President of Revenue from September 2011 to January 2016 and Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles at Yahoo! from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs, an online job search company. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs from June 1999 to 2002, when it was acquired by Yahoo!. Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

Carmen Orr has served as our Chief People Officer since January 2022. Prior to joining us, Ms. Orr held several senior human resources roles at eBay Inc., most recently serving as Vice President of Global People Operations & Development from February 2021 to January 2022. Prior to that role, she served as Vice President of People from March 2018 to February 2021 and Senior Director, Human Resources Business Partner - Global Customer Experience from November 2014 to February 2018. Prior to eBay, Ms. Orr served in various roles at The Home Depot from June 2002 to May 2012, including Human Resources Director from 2010 to May 2012. Ms. Orr holds a B.A. in Spanish and International Studies from Colby College and an M.B.A. in International Business from Bentley University, and is certified in Executive Coaching through Columbia University.

Craig Saldanha has served as our Chief Product Officer since February 2022. Prior to joining us, Mr. Saldanha served in several product roles at Amazon.com, Inc. from July 2013 to February 2022, including most recently as a Director of Product and Engineering for Prime Video from February 2021 to February 2022. Prior to that role, he served as Director and General Manager of X-Ray for Prime Video from August 2018 to February 2021, Head of Amazon Prime Video, India from August 2017 to August 2018 and Senior Manager, Product Management for Prime Video from March 2017 to July 2017. Prior to Amazon, Mr. Saldanha spent a decade at Intel Corporation in various technical roles. Mr. Saldanha holds a B.E. in Electrical Engineering from the University of Mumbai, an M.S. in Computer Engineering from the University of Wisconsin-Madison, and an M.B.A. from Carnegie Mellon University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2021 regarding compensation for our named executive officers:
•Jeremy Stoppelman, our Chief Executive Officer;
•David Schwarzbach, our Chief Financial Officer;
•Sam Eaton, our Chief Technology Officer(1);
•Jed Nachman, our Chief Operating Officer; and
•Vivek Patel, our former Chief Product Officer(2).
(1)    Mr. Eaton was promoted to Chief Technology Officer as of January 1, 2021; prior to such time he served as our Senior Vice President, Engineering. He was determined to be an executive officer in March 2021.
(2)    Mr. Patel resigned from his position as Chief Product Officer effective February 14, 2022.
Executive Summary
This executive summary provides an overview of: (1) the evolution of our executive compensation program; (2) our strategy and 2021 business highlights; (3) highlights of our 2021 executive compensation program; (4) the results of our 2021 advisory vote on executive compensation, stockholder outreach and resulting changes to our executive compensation program; (5) our executive compensation governance policies and practices; and (6) an analysis of our pay-for-performance alignment.
Evolution of Our Compensation Program
Since late 2018, we have been evolving our executive compensation program in tandem with the strategic transformation of our business over the same period. The goal of this evolution has been to align our compensation program with our updated business strategy as well as to adapt to the market dynamics in the highly competitive industry in which we operate. In response to stockholder feedback, we have focused in particular on enhancing the link between executive pay and company performance as well as strengthening our compensation governance policies, as reflected in the timeline below.

2012-2016

- With limited exceptions, executive compensation consisted solely of base salary + stock options
- CEO receives nominal base pay (2012 - 2020)

2017

Introduced RSUs as a component of equity compensation for executive officers other than CEO

2018

Adopted Stock Ownership Guidelines

2019

- Refreshed composition of Compensation Committee
- Introduced performance-vesting RSUs comprising 25% of target total equity compensation and tied to a sustained increase in our stock price
- Adopted Clawback Policy
- Prohibited pledging and margin purchases of our equity securities
- Prohibited repricings and buyouts of stock options without stockholder approval

2020

- Increased percentage of target total equity compensation consisting of performance-vesting RSUs from 25% to 50%
- Performance-vesting RSUs tied to key annual financial metrics; smaller mid-year awards granted with adjusted targets
- Removed stock options as a general component of executive compensation program; first RSU award to CEO

2021

- Maintained an equal mix of performance- and service-vesting equity awards, reflecting our stockholders' preferred mix
- Performance-vesting RSUs tied to key annual financial metrics with rigorous targets and no adjustments
- Approved meaningful CEO base salary

2022

- 50% of 2022 performance-vesting RSUs tied to relative TSR over a three-year period; target payout requires above-median performance
- Developed an annual cash bonus program based on pre-set corporate goals to ensure continued focus on short-term Company performance

While our executive compensation arrangements have historically been weighted toward equity over cash, our introduction of performance-vesting RSUs (“Performance Awards”) in 2019, together with our refinement and expansion of these awards in 2020, created a more direct connection between pay and company performance. By tying the value of the Performance Awards to the achievement of key annual financial metrics beginning in 2020, we also provided clear incentives for executives to achieve short-term business objectives aligned with our strategy.
Following our 2021 stockholder advisory vote and significant stockholder engagement in 2021, we further expanded our performance-based compensation components through the introduction of a short-term cash incentive program based on corporate performance goals. We also incorporated a relative performance metric and longer performance period into our Performance Awards, with 50% of the 2022 Performance Awards tied to our total stockholder return (“TSR”) over a three-year performance period relative to that of the other companies in the Russell 2000 Index over the same period.

Our Strategy and 2021 Business Performance
As one of the best known Internet brands in the United States, Yelp is a trusted local resource for consumers and a partner in success for businesses of all sizes. Consumers trust us for our more than 220 million ratings and reviews of businesses across a broad range of categories, while businesses advertise with us to reach our large audience of purchase-oriented and generally affluent consumers. We believe our ability to provide value to both consumers and businesses not only fulfills our mission to connect consumers with great local businesses, but also positions us well in the local, digital advertising market in the United States.
In 2019, we announced an ambitious, multi-year business transformation plan designed to drive and sustain long-term profitable growth through product innovation rather than local sales headcount. In 2021, we delivered record annual revenue and drove profitable growth despite a difficult operating environment through consistent execution of our strategic initiatives and an elevated pace of product innovation:
✓    Net revenue surpassed our pre-pandemic performance, increasing 18% year over year and 2% from 2019 to a record $1.03 billion.
✓    Net income increased by $59 million year over year to positive $40 million, and adjusted EBITDA6 increased by 76% year over year to a record $246 million.
✓    We delivered total stockholder return of 11% in 2021.
✓    The savings from our smaller local sales force, efficiencies resulting from our growth initiatives and our decision to remain working on a distributed basis permanently helped us achieve positive net income margin and a record annual adjusted EBITDA margin6 in 2021.
✓    We built increasingly differentiated product experiences for both consumers and businesses in our Services categories — home, local, auto, professional, pets, events, real estate and financial services — through the launch of new products and features that better match consumers with the right Services businesses, resulting in an increase in the percentage of monetized leads and record average revenue per paying advertising location in our Services categories.
✓    Improvements to the claim and ad purchase flows as well as marketing improvements drove record customer acquisition in our Self-serve channel, which continued to exhibit strong retention; revenue from this channel grew 45% year over year to reach a new record in 2021 and also increased as a percentage of our total advertising revenue.
✓    Our Multi-location sales team’s efforts to strengthen customer relationships as well as our introduction of new Multi-location ad products, expansion of our attribution solution and full launch of our off-platform solution drove record revenue from our Multi-location channel, which increased by approximately 30% year over year and also increased as a percentage of our total advertising revenue.
✓    We delivered more value to advertisers through many new ad formats as well as improvements to our advertising system, resulting in ad clicks increasing by 24% and average cost-per-click decreasing by 5% year over year, even as our consumer traffic remained impacted by ongoing concerns about COVID-19 and its variants.
Our performance in 2021 demonstrated that the initiatives we began in 2019 successfully transformed Yelp into a stronger, more efficient and product-led business. In 2022, we plan to build on the structural improvements to
6 Adjusted EBITDA and adjusted EBITDA margin are not calculated under accounting principles generally accepted in the United States (“GAAP”). For information on how we define and calculate adjusted EBITDA and adjusted EBITDA margin, and a reconciliation of these non-GAAP financial measures to net income (loss) and net income (loss) margin, see Appendix A.

our business by continuing to invest in our key strategic initiatives from 2021 as well as expanding our focus to include the consumer experience.

2021 Pay Highlights and Key Changes for 2022
•We approved a meaningful base salary for our Chief Executive Officer for the first time since 2012 to provide a better balance between cash and equity, as well as to signal our competitive pay practices to the executive talent market.
•We increased the base salaries of Messrs. Nachman and Patel by 12.5% to increase the competitiveness of the cash element of our compensation program and bring them to parity with Mr. Schwarzbach.
•We increased Mr. Eaton’s base salary by 13.6% in recognition of his promotion to Chief Technology Officer.
•We granted Performance Awards to our named executive officers that represented 50% of the target total value of each such executive’s equity compensation opportunity (other than Mr. Eaton, who received a lesser portion of Performance Awards in accordance with our policy for non-executive officers).
•The Performance Awards are eligible to vest based on net revenue and adjusted EBITDA performance goals, which are key annual financial metrics aligned with our long-term strategy.
•93% of the target total value of the direct compensation we awarded to our Chief
Executive Officer was “at risk”; an average of 86% of the target total value of the direct compensation awarded to our other named executive officers was at risk.
•Based on our compensation philosophy in 2021 (and historically), we did not provide any bonuses to our named executive officers as part of our standard executive compensation program.
•Based on investor feedback, we made the following changes to our executive compensation program for 2022:
◦We structured 50% of 2022 Performance Awards to vest based on the relative performance of our TSR over a three-year period, combining a longer-term performance period and relative performance metric; and
◦We developed an annual cash bonus program based on pre-set corporate goals to ensure continued focus on short-term Company performance given the shift of a portion of the Performance Awards with short-term performance goals to Performance Awards with a longer-term goal.

Results of 2021 Advisory Vote, Stockholder Outreach and Changes We Made for 2022
At our 2021 Annual Meeting of Stockholders in June 2021, approximately 59% of stockholders who cast an advisory vote on our annual say-on-pay proposal voted in favor of our 2020 executive compensation program. In connection with and following this vote, we conducted an extensive engagement campaign to better understand our investors’ views on our executive compensation program, as described in detail below.
We Contacted Stockholders Representing 84% of Shares Held by Non-Affiliates7

•We reached out to or responded to meeting requests from stockholders collectively representing approximately 84% of our outstanding shares (excluding shares held by officers and directors).
•We engaged in substantive discussions with stockholders collectively representing approximately 54% of such outstanding shares.
•Yelp participants in these substantive discussions included:
◦Diane Irvine, the independent Chairperson of our Board
◦Fred D. Anderson, Jr., the independent Chairperson of our Compensation Committee
◦Members of our Investor Relations team

Summary of Investor Feedback and Our Response
The main feedback we received from our stockholders was their concerns regarding our atypical 2020 compensation program. 2020 proved to be the most challenging year in our Company’s 16-year history due to the COVID-19 pandemic, which severely impacted the entire economy — especially the small and medium-sized businesses that are our primary customers. As a result of these circumstances, our 2020 executive compensation program reflected special considerations and adjustments, including new Performance Awards (the “Mid-Year Performance Awards”) that we granted in the third quarter of 2020.
While our stockholders did not express concerns with the grants of Mid-Year Performance Awards themselves, they expressed significant concerns about the payout on these awards, which was ultimately above the target payout for the Performance Awards originally granted in February 2020 as a result of our better-than-expected performance in the second half of 2020. In addition, many stockholders expressed a desire for longer-term performance goals and the addition of a relative performance metric, as well as a mix of short- and long-term incentive compensation, including a short-term cash bonus.
The Compensation Committee made several material changes to our executive compensation program in response to the stockholder feedback we received and the results of our 2021 say-on-pay vote. Because we had already approved our executive compensation program for 2021 prior to the 2021 say-on-pay vote, these changes are primarily reflected in our 2022 executive compensation program. A summary of the feedback and our response is described below.
7 I.e., excluding shares held by our officers and directors.

What We Heard		How We Responded

Payout on Mid-Cycle Awards	•Payout on Mid-Year Performance Awards at level above the target payout for the Performance Awards initially granted in February 2020 was not appropriate based on 2020 performance
•We did not make adjustments to performance goals or grant special mid-cycle awards during 2021
•The Compensation Committee confirms that it does not intend to grant mid-cycle replacement awards in future that pay out greater than the target levels of the awards they were intended to replace

Performance Awards	•Performance Awards should include longer-term performance periods of at least three years •Performance Awards should incorporate relative metrics, such as relative TSR
•50% of 2022 Performance Awards vest based on the relative performance of our TSR over a three-year period, combining a longer-term performance period and relative performance metric
•The relative TSR Performance Awards require above-median performance for target payout and caps payouts at target if our absolute TSR is negative

Incentive Compensation Mix	•Incentive compensation should reflect a mix of short- and long-term incentives, including a short-term cash bonus	•We developed an annual cash bonus program based on pre-set corporate goals to ensure continued focus on short-term Company performance

Equity Compensation Mix	•Continued support for an equal allocation of the target total value of equity compensation between performance- and service-vesting equity awards	•We maintained an equal mix of Performance Awards and RSUs at the target achievement level for our 2022 executive compensation program

More detail regarding the changes we made to our compensation program for 2022 is set forth below under “—Summary Information Regarding 2022 Changes to Executive Compensation Program.”

Executive Compensation Governance
Our Board and Compensation Committee have implemented the following compensation and governance policies and practices, which they determined to be in the best interests of our stockholders:

☑ What We Do		☒ What We Do Not Do
✓	Maintain a completely independent Compensation Committee	✗	No guaranteed salary increases, guaranteed bonuses or guaranteed equity compensation
✓	Retain an independent compensation consultant	✗	No strict benchmarking of compensation
✓	Structure a substantial majority of total compensation as long-term equity awards	✗	No “single-trigger” change in control cash payments or guaranteed equity acceleration
✓	Grant performance-vesting long-term equity awards that constitute a meaningful portion of long-term equity awards	✗	No excise tax “gross-ups” for change in control or termination benefits
✓	Employ our executive officers at will	✗	No excessive perquisites or personal benefits
✓	Provide reasonable change in control and severance benefits that do not exceed the executive’s annual cash compensation (i.e., base salary + cash bonus amount, if any) at the time of termination	✗	No pension arrangements, defined benefit retirement programs or non-qualified deferred compensation plans
✓	Maintain stock ownership guidelines for executive officers and directors	✗	No hedging, pledging or other inherently speculative transactions in our equity securities
✓	Subject cash and equity compensation to a clawback policy	✗	No stock option exchanges or repricings without stockholder approval
✓	Engage with our stockholders and make changes to our compensation program when appropriate

Pay-for-Performance Alignment
Our 2021 executive compensation program was heavily weighted towards at-risk compensation. In addition to the long-term equity awards, the 2021 Performance Awards included a short-term incentive compensation component subject to a one-year performance period, which was designed to align the interests of our executive team with our performance and the interests of our stockholders:
•the 2021 Performance Awards would have value only to the extent that we met our net revenue and adjusted EBITDA performance goals for 2021, which are key business metrics aligned with our long-term strategy; and
•RSUs, including any Performance Awards that become eligible to vest based on our performance, will not retain their expected value if our shares lose value.
In late January 2021, our Compensation Committee approved a target total direct compensation mix (i.e., base salary + target total value of equity compensation) for our named executive officers that reflected this alignment:
CHIEF EXECUTIVE OFFICER
93% At-Risk

At-Risk
6.7%
Base Salary
46.7%
Performance
Awards
46.7%
RSUs

AVERAGE OF OTHER NEOs*
86% At-Risk

At-Risk
14%
Base Salary
43%
Performance
Awards
43%
RSUs

*    Excluding Mr. Eaton. Although 86% of Mr. Eaton’s target total direct compensation was at risk, his equity allocation differed from the other NEOs because it was approved prior to the time he was an executive officer.

Executive Compensation Objectives, Philosophy and Design
In addition to operating in a rapidly evolving industry, we also operate within the highly competitive San Francisco talent market, where we face intense and continuous competition for experienced and talented technology executives. As our business has evolved, our Compensation Committee has continued its ongoing efforts to ensure that our executive compensation program is aligned with our strategy and the needs, scale and resources of our business, including our program objectives, philosophy and design.
Objectives and Philosophy. Despite changes in our business, we believe our executive compensation program must continue to satisfy certain basic objectives:

Attract and retain a team of executives with strong leadership and management capabilities	Motivate our executive officers to achieve our business objectives	Align the interests of our executive officers with those of our stockholders	Promote teamwork while also recognizing the role each executive plays in our success

We approach these objectives by emphasizing teamwork and long-term value creation through a philosophy of:
•rewarding performance by making a meaningful portion of compensation dependent on achieving performance goals;
•maintaining internal pay equity, such that each executive’s compensation reflects the relative importance of his role, while at the same time providing a certain amount of parity to promote teamwork;
•tying a meaningful portion of compensation directly to the long-term value and growth of our business and total stockholder return; and
•establishing pay practices that are both competitive and responsible, have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.
Design. Based on the above principles, the total compensation package for 2021 for our named executive officers consisted of the following key components:

	Compensation Component	Delivery Method	Purpose

Fixed Compensation	Base Salary	Cash	To compensate our executives for their day-to-day responsibilities, at levels necessary to attract and retain executive talent
At-Risk Compensation	Long- and Short-Term Incentive Awards	Performance Awards	To link pay directly to Company performance in the short term, while service-based vesting component also serves as a retention tool
	Long-Term Incentive Awards	Service-Vesting RSUs	To align pay with long-term stockholder value, while ensuring continued motivation and retention during periods of market volatility
Post-Employment & Change in Control Compensation	Executive Severance Benefits Plan	Cash and Vesting Acceleration	Limited severance and change in control benefits to encourage our executives to work to maximize stockholder value

We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to all of our eligible employees.
Historically, compensation has generally been weighted towards equity, with limited cash compensation. Our Compensation Committee believes that making equity awards the primary component of executive compensation focuses the executive team on the achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders. As a result, we did not offer annual incentive cash compensation opportunities to our executive officers prior to 2022, as our Compensation Committee believed that providing meaningful equity opportunities sufficiently motivated our executive officers to drive long-term value creation.
We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long- and short-term compensation. Rather, total compensation has skewed more heavily toward either cash or equity, or short- or long-term compensation, as a result of the factors described in the paragraphs above and in greater detail below.
Compensation Setting Process
Role of Our Compensation Committee
Our Compensation Committee is primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs, as well as determining specific compensation arrangements for each executive. Our Compensation Committee generally reviews our compensation programs and individual executive compensation arrangements on an annual basis to determine whether any changes would be appropriate.
In making executive compensation decisions, our Compensation Committee may consult with its independent compensation consultant and management, as described below; however, our Compensation Committee uses its own judgment, as well as the experiences and individual knowledge of its members, in making final decisions regarding our executive compensation program. We believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.
Role of Management
In general, our Compensation Committee works closely with members of our management, including the head of our People Operations team, to manage and develop our executive compensation program, including reviewing existing compensation arrangements for adjustments (as needed) and establishing new hire packages. Our Finance and People Operations teams work with the head of People Operations to gather data — which may include information related to each executive’s job duties, company-wide pay levels and benefits, current financial constraints, each executive officer’s current equity award holdings, shares available for grant under our equity plans and company and individual accomplishments, as appropriate — that management reviews in making its recommendations to the Compensation Committee and provides to the Compensation Committee to assist it in making executive compensation decisions.
Our head of People Operations and, from time to time, other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Members of our People Operations and Legal teams also attend Compensation Committee meetings. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. Neither our Chief Executive Officer, head of People Operations nor any other member of management participates in any deliberations of our Compensation Committee regarding executive compensation and no executive officer voted in or was present during the final deliberations of our

Compensation Committee regarding the amount or any component of his or her own compensation package or of any other executive officer’s compensation package.
Role of Compensation Consultant
Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities, and typically engages an independent compensation consultant to provide advice on current market practices and other compensation-related matters. We expect our Compensation Committee will continue this practice in the future to ensure that our executive compensation program is competitive and aligned with our strategy. As in past years, our Compensation Committee engaged Compensia to provide the executive compensation advisory services described below in preparation for its 2021 evaluation of our pay practices.
From time to time, representatives of compensation consultants may attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions. The compensation consultant reports to our Compensation Committee rather than management, though representatives of the firm may meet with members of management and employees in our People Operations and Legal teams to collect data and obtain management’s perspective on compensation for our executive officers.
Our Compensation Committee periodically assesses whether the work of its compensation advisors, including its compensation consultant, presents any conflict of interest, taking into consideration the independence factors required by the NYSE listing standards. Our Compensation Committee most recently evaluated Compensia’s independence in March 2022 and determined that Compensia’s work, including that of the individual compensation advisors it employs, as compensation consultant to our Compensation Committee has not created any conflict of interest and that it is satisfied with Compensia’s independence.
Role of Market Data
To provide a comparative framework for its annual review of our executive compensation program, our Compensation Committee typically reviews the executive compensation practices of a public company peer group. Our Compensation Committee generally compiles our peer company group annually in the third quarter with the assistance of its independent compensation consultant. The compensation consultant then provides a compensation analysis to our Compensation Committee in the fourth quarter, which consists of executive compensation data from these companies’ most recent publicly available compensation disclosures. In some instances, our Compensation Committee may supplement publicly available data from the peer company group with relevant published survey sources.
In the third quarter of 2020, in preparation for making executive compensation decisions for 2021, our Compensation Committee requested that Compensia develop an updated peer company group. Based on Compensia’s recommendations, our Compensation Committee approved the following peer company group:

1-800-FLOWERS.COM, Inc.	Cars.com Inc.	FireEye, Inc.	Proofpoint, Inc.	Shutterstock, Inc.
Angi Inc.	Cornerstone OnDemand, Inc.	Groupon, Inc.	RealPage, Inc.	Stamps.com Inc.
Box, Inc.	Endurance International Group, Inc.	GrubHub Inc.	Redfin Corporation	Stitch Fix, Inc.
CarGurus, Inc.	Envestnet, Inc.	Overstock.com, Inc.	Revolve Group, Inc.	TripAdvisor, Inc.

The companies included in the 2021 peer group were chosen based on generally meeting the industry, revenue, market capitalization and other criteria set forth in the table below as of August 2020. Our corresponding metrics are also included for comparison. Of the five companies from our 2020 peer group that were not included in the 2021 peer group, Shutterfly Inc. was removed because it was acquired, and Etsy, Inc., Zendesk, Inc., Zillow Group, Inc. and Zynga Inc. were removed because they no longer met our market capitalization parameters (and, with respect to Zillow Group, our revenue parameters).

	Industries	Net Revenue Over Previous Four Quarters	Market Capitalization	Other Criteria

2021 Peer Group Companies	Internet and Direct Marketing Retail	$554M – $1.9B	$468M – $7.5B	Positive revenue growth
Interactive Media and Services
		$968M median	$2.8B median	Market cap >2.5x annual net revenue
Application and Systems Software

Yelp Inc.	Interactive Media and Services	$950M	$1.7B	(2)% year-over-year revenue growth 6% three-year compound annual growth rate
Market cap 1.8x annual net revenue

Compensia subsequently provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for our named executive officers, as well as an overview of market trends. Compensia based its analysis on market data for the peer group companies listed above. Our Compensation Committee reviewed Compensia’s analysis and market data to inform its evaluation of our executive compensation program for 2021; however, it did not benchmark to any particular level.
Role of Stockholder Input
Our Compensation Committee considers the voting results from our most recent annual advisory vote on executive compensation, as well as any specific input provided by stockholders through our engagement activities, in determining executive compensation levels.
When our Compensation Committee made 2021 executive compensation decisions in January 2021, the most recent advisory vote results were from our 2020 Annual Meeting of Stockholders, at which approximately 95% of the votes affirmatively cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers.
As part of our regular outreach efforts, we also proactively solicited investor feedback on our pay practices in advance of making executive compensation decisions for 2021. Following the Compensation Committee’s approval of our 2020 executive compensation program, we reached out to or responded to meeting requests from stockholders collectively representing approximately 68% of our outstanding shares (excluding shares held by officers and directors), and members of management and Ms. Irvine ultimately engaged in substantive discussions with stockholders collectively representing approximately 55% of such outstanding shares. The stockholders we engaged with during this time generally expressed support for the evolution of our executive compensation program and compensation governance policies in recent years, including in particular the increase in the percentage of Performance Awards from 25% to 50% of the target total value of each executive officer’s equity compensation implemented in 2020.

Based on the feedback from these discussions and the results of our 2020 say-on-pay vote, in January 2021 our Compensation Committee approved executive compensation arrangements for 2021 with the same general structure as the originally approved 2020 program (i.e., the 2020 executive compensation program in effect prior to the special adjustments made in connection with the COVID-19 pandemic).
Additional information about stockholder engagement and the impact of our say-on-pay proposal at our 2021 Annual Meeting of Stockholders is set forth above under “—Executive Summary—Results of 2021 Advisory Vote, Stockholder Outreach and Changes We Made for 2022.”
Executive Compensation Program Components
Base Salary
We provide a base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty in the face of having a substantial portion of their compensation “at risk” in the form of equity awards with value generally contingent on stock price appreciation and, in the case of Performance Awards, achievement of performance goals. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent, particularly in 2021 and prior years when we did not offer a cash bonus opportunity for our executive officers.
Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather, our Compensation Committee may consider a range of factors, including:
•the executive’s anticipated responsibilities and individual experience;
•the value of the other elements of the executive’s compensation package;
•internal pay equity among our executive officers; and
•negotiations with the executive.
Our Compensation Committee also considers target total cash compensation (i.e., base salary + target annual incentive or bonus cash compensation) for similarly situated executives at our peer group companies. For 2021 and prior years when we did not offer a cash bonus opportunity for executive officers, our Compensation Committee generally believed target total cash compensation data to be a more relevant measure of the market competitiveness of the cash compensation paid to our executive officers than base salary data.
In January 2021, our Compensation Committee approved a 2021 base salary for each named executive officer, as set forth in the following table:

Name	2021 Base Salary ($)	Percent Increase from 2020 Base Salary* (%)
Jeremy Stoppelman	500,000	**
David Schwarzbach	450,000	—
Sam Eaton	500,000	13.6
Jed Nachman	450,000	12.5
Vivek Patel	450,000	12.5

*    Calculated based on the initial 2020 base salary rate approved for each executive officer in February 2020 and does not reflect the 30% base salary reductions in effect from April 19, 2020 through August 8, 2020 for our then-executive officers and 20% reduction for Mr. Eaton.

**    Mr. Stoppelman’s base salary was $1.00 from 2012 to 2020.
Jeremy Stoppelman. The Compensation Committee approved a meaningful base salary for Mr. Stoppelman for the first time since 2012. Although Mr. Stoppelman renewed his request for a nominal salary in 2021, the Compensation Committee determined that an executive compensation program that is more balanced between cash and equity compensation would be appropriate for Mr. Stoppelman as well as our other named executive officers. While the Compensation Committee continued to believe that equity should be the primary component of our executives’ compensation, it noted that the Company’s lack of an annual cash incentive program left its cash compensation component disproportionately low compared to our peer group, potentially putting the Company at a competitive disadvantage in recruiting and retaining executive talent. In addition to properly compensating Mr. Stoppelman for his contributions as Chief Executive Officer, the Compensation Committee believed that paying him a meaningful base salary was an important part of signaling the Company’s competitive pay practices to the executive talent market.
Our Compensation Committee determined a base salary of $500,000 would appropriately recognize Mr. Stoppelman’s responsibilities as Chief Executive Officer, while also maintaining a reasonable level of internal pay equity with the other executive officers. It also noted that such amount approximated the 30th percentile of base salaries and was below the 25th percentile of target total cash compensation for chief executive officer positions at our peer group companies. Our Compensation Committee did not benchmark Mr. Stoppelman’s salary or that of the other executives to specific market levels, but rather took the market data into account as a general reference point to ensure that their fixed compensation was not excessive.
David Schwarzbach. The Compensation Committee determined not to increase Mr. Schwarzbach’s base salary for 2021 based on pay equity considerations as well as its determination that his existing base salary provided sufficient fixed compensation for retention purposes.
Sam Eaton. In recognition of his promotion to Chief Technology Officer in January 2021, the Compensation Committee approved a base salary increase of 13.6% for Mr. Eaton. In determining the amount of the increase, our Compensation Committee took into account the dollar amounts and percentages of typical base salary increases in connection with promotions as well as Mr. Eaton’s department and position level and target total cash compensation for chief technology officer positions at our peer group companies, noting that Mr. Eaton’s base salary would trail the 25th percentile of such peer group data. Also noting the significant competition the Company faces for engineering employees in general and Mr. Eaton in particular, our Compensation Committee determined that this increase was appropriate to provide Mr. Eaton with market-competitive cash compensation for retention purposes, yet maintain a reasonable level of internal pay equity.
Jed Nachman and Vivek Patel. Our Compensation Committee approved a base salary increase of 12.5% for each of Messrs. Nachman and Patel. In addition to increasing the competitiveness of the cash component of their compensation, our Compensation Committee determined that their salaries should be set at the same amount as Mr. Schwarzbach’s base salary to maintain internal pay equity. In making this determination, the Compensation Committee noted that their base salaries remained below the 10th percentile of the target total cash compensation levels for comparable positions at our peer companies in Compensia’s 2021 executive compensation analysis.
Incentive Cash Compensation
Historically, we have not offered annual cash incentive compensation opportunities to our executive officers. Our Compensation Committee revisited this practice in setting 2021 compensation, but decided not to offer or pay annual cash incentive cash compensation to any executive officer at such time. Although our Compensation Committee recognized that incentive cash compensation is a common compensation element at many companies, including companies with whom we compete for talent, it continued to believe that the equity compensation opportunities held by our executives provided sufficient motivation and longer-term retention incentives at that time. Our Compensation Committee also felt that it was appropriate to utilize our cash resources for other priorities — such as our stock repurchase program — and rely on base salary and equity compensation rather than incentive or bonus cash compensation.
Equity Compensation
The primary component of our executive compensation program is equity awards. Our Compensation Committee believes this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders.
In determining the size, form and material terms of executive equity awards, our Compensation Committee may consider, among other things:
•the executive officer’s total compensation opportunity;
•the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value;
•the need to attract and retain executives in the absence of a cash bonus program;
•equity awards granted to similarly situated executives at our peer group companies;
•individual accomplishments;
•any recent changes to the executive’s job duties;
•the executive officer’s existing equity award holdings (including the unvested portion of such awards);
•internal pay equity among our executive officers;
•the cost associated with equity awards, including both stockholder dilution and compensation expense; and
•feedback received from our discussions with stockholders.
Equity Compensation Mix. Since 2020, we have delivered equity compensation to our executive officers through a mix of Performance Awards and service-vesting RSUs, reflecting the most prevalent mix used by our peer group companies and the preferred combination expressed by our investors during our stockholder outreach discussions.
Performance Awards are subject both to the achievement of one or more performance goals as well as our standard four-year vesting schedule for RSUs, allowing them to serve as a retention tool in addition to tying executive pay directly to Company performance. Because RSUs have value even in the absence of stock appreciation, RSUs help us retain and incentivize employees during periods of market volatility. RSUs typically vest in equal quarterly installments over four years and, as a result, our Compensation Committee believes they are also an effective tool to motivate our executives to build sustainable stockholder value. In addition, RSU awards cover fewer shares of common stock than stock option awards of equivalent grant date fair value, which helps manage the dilutive effect of our equity compensation program.
In 2020, in response to investor feedback, our Compensation Committee increased the percentage of the total target value of each executive’s equity awards in the form of Performance Awards from 25% to 50%, with the remaining 50% delivered in the form of RSUs that vest over four years. In 2021, our Compensation Committee continued to believe that this target mix of Performance Awards and RSUs would best incentivize each individual executive officer and awarded equity compensation with the target total value evenly split between Performance Awards and RSUs to each named executive officer other than Mr. Eaton. Mr. Eaton’s equity awards were granted at a time when he was not an executive officer and consisted of 25% Performance Awards and 75% RSUs, which reflected the allocation applicable to non-executive officers.

Target Total Value of Equity Compensation. In January 2021, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of our named executive officers. Using the 2021 peer group equity compensation data as a general reference, and considering the factors described in the bullet points above, our Compensation Committee approved awards consisting of RSUs and Performance Awards covering the following numbers of shares to our named executive officers:

Name	Target Total Value(1)	RSUs	Performance Awards at Target Achievement Level(2)
Jeremy Stoppelman	$7,000,000	119,417	119,417
David Schwarzbach	$3,000,000	51,179	51,179
Sam Eaton	$3,000,000	76,768	25,590
Jed Nachman	$3,500,000	59,709	59,709
Vivek Patel	$2,200,000	37,531	37,531

(1)    "Target total value” of equity compensation represents the value used by our Compensation Committee to calculate the number of shares subject to each named executive officer’s equity awards at the target performance level. In accordance with the Company’s regular practice designed to mitigate the impact of one-day or short-term stock price fluctuations, the price our Compensation Committee attributed to each share in these calculations was the average closing price of the Company’s stock over the two calendar months prior to its approval of these awards — i.e. November and December 2020. This target total value differs from the values reflected in the Summary Compensation Table for several reasons. The values in the Summary Compensation Table represent the aggregate grant date fair value of each executive’s equity awards calculated in accordance with ASC 718 based on the single day closing price of our common stock on the date of grant and, for the Performance Awards, assuming the probable outcome of the performance conditions. In addition, the grant date reported for the Performance Awards under ASC 718 was slightly later than for the RSUs because the Compensation Committee took additional time to finalize the details of the performance goals. Due to our stock price increasing between the ASC 718 grant date of the RSUs and Performance Awards, the values reported in the Summary Compensation Table for the Performance Awards are slightly higher than the RSUs despite these awards covering equal shares and the Compensation Committee targeting equal value for these awards.
(2)    The 2021 Performance Awards covered the following numbers of shares at each achievement level:

	Performance Levels
Name	Threshold	Target	Maximum
Jeremy Stoppelman	29,855	119,417	238,834
David Schwarzbach	12,795	51,179	102,358
Sam Eaton	6,398	25,590	51,180
Jed Nachman	14,928	59,709	119,418
Vivek Patel	9,383	37,531	75,062

Our Compensation Committee determined that the size of these awards would address our retention goals as well as provide sufficient incentive opportunities to motivate our executives to achieve our business objectives in the absence of cash incentive opportunities. The relative size of the awards reflects our Compensation Committee’s desire for pay parity, while recognizing the scope and importance of each role’s responsibilities. The Committee determined the target value of Mr. Stoppelman’s awards was appropriate to retain and properly motivate Mr. Stoppleman in light of his well below-median cash compensation and the fact that his target total compensation (including the Performance Awards) fell slightly above the median level for chief executive officers at our peer group companies.
2021 Performance Award Design. Similar to the 2020 Performance Awards, the 2021 Performance Awards were subject both to the achievement of performance goals for annual financial metrics and our standard four-year vesting schedule for RSUs, thereby providing both long- and short-term incentives. The performance goals for the 2021 Performance Awards were again based on our net revenue and adjusted EBITDA in 2021, which are key short-term business metrics aligned with our strategy. This one-year performance period reflects the predominant practice of companies in our industry due to the difficulty for such companies of developing durable longer-term financial goals or repeatable strategic goals.
A percentage of the target number of shares subject to each executive officer’s Performance Award (the “Target Shares”), ranging from zero to 200%, would become eligible to vest based on our level of achievement of the net revenue and adjusted EBITDA performance goals giving equal weight to each metric. The Compensation Committee would measure our level of achievement with reference to threshold, target and stretch performance goals for each metric, as set forth in the table below.
The Compensation Committee established the performance levels for these metrics considering our financial forecasts and business outlook at the time of approval in January 2021 as well as our historical performance. The target performance levels were intended to be attainable with significant effort and execution success, and were set slightly above the high end of our outlook ranges and higher than our 2020 performance results. Threshold performance levels represented achievement that was uncertain but attainable with effort and either within the low outlook range or above the outlook range, and the stretch performance levels represented achievement that was substantially above our outlook and required a high level of management execution and performance.

Performance Goals
Weighting	Performance Goal	Threshold	Target	Stretch

50%	Net revenue in 2021	$950M	$1.036B	$1.09B
50%	Adjusted EBITDA in 2021	$122M	$175M	$222M

For purposes of the Performance Awards, adjusted EBITDA is defined as our non-GAAP adjusted EBITDA financial measure as reported in our periodic filings with the SEC (see Appendix A for a detailed definition of adjusted EBITDA and a reconciliation of this non-GAAP metric to net income for the relevant periods).
Our Compensation Committee was required to make the final determination of our level of achievement of the performance goals, as well as the number of shares subject to the Performance Awards that would become eligible to vest (which we refer to as the “Eligible Shares”), no later than March 15, 2022. The percentage of the Target Shares that would become Eligible Shares is calculated as the sum of the Net Revenue Percentage and the Adjusted EBITDA Percentage, rounded up to the nearest whole share, with the Net Revenue Percentage and Adjusted EBITDA Percentage determined as follows:

		Net Revenue Percentage
Net Revenue Achievement	< Net Revenue Threshold	0.0%
	Net Revenue Threshold	25.0%
	> Net Revenue Threshold, but < Net Revenue Target	25 +	[	25 *	(	Actual Net Revenue - Net Revenue Threshold	)]
						Net Revenue Target - Net Revenue Threshold
	Net Revenue Target	50.0%
	> Net Revenue Target, but < Net Revenue Stretch*	50 +	[	62.5 *	(	Actual Net Revenue - Net Revenue Target	)]
						Net Revenue Stretch - Net Revenue Target
	≥ Net Revenue Stretch*	112.5%
*    Provided, however, that the Net Revenue Percentage would be capped at 50.0% notwithstanding our achievement of actual net revenue in excess of the net revenue target if we did not also achieve actual adjusted EBITDA of at least the adjusted EBITDA threshold.

		Adjusted EBITDA Percentage
Adjusted EBITDA Achievement	< Adjusted EBITDA Threshold	0.0%
	Adjusted EBITDA Threshold	25.0%
	> Adjusted EBITDA Threshold, but < Adjusted EBITDA Target	25 +	[	25 *	(	Actual Adjusted EBITDA - Adjusted EBITDA Threshold	)]
						Adjusted EBITDA Target - Adjusted EBITDA Threshold
	Adjusted EBITDA Target	50.0%
	> Adjusted EBITDA Target, but < Adjusted EBITDA Stretch**	50 +	[	37.5 *	(	Actual Adjusted EBITDA - Adjusted EBITDA Target	)]
						Adjusted EBITDA Stretch - Adjusted EBITDA Target
	≥ Adjusted EBITDA Stretch**	87.5%
**    Provided, however, that the Adjusted EBITDA Percentage would be capped at 50.0% notwithstanding our achievement of actual adjusted EBITDA in excess of the adjusted EBITDA target if we did not also achieve actual net revenue of at least the net revenue threshold.
On March 15, 2022, the Eligible Shares, if any, would vest to the extent that the applicable executive officer had met the service-based vesting schedule as of such date. Thereafter, the Eligible Shares would continue vesting in accordance with the service-based vesting schedule, subject to the applicable executive officer’s continued service as of each such vesting date.

2021 Performance Achievement
On March 10, 2022, our Compensation Committee evaluated the level of achievement of the performance goals for the 2021 Performance Awards based on the Company’s reported financial results for the year ended December 31, 2021:

Performance Goal	Actual Performance	Achievement Level

2021 Net Revenue	$1.031B	≈ Target
2021 Adjusted EBITDA	$246M	> Stretch

Based on the Company’s performance in 2021 and the calculation methodology set forth in our 2021 Performance Awards described above, our Compensation Committee determined that 136.3% of each executive officer’s Target Shares for the 2021 Performance Awards would become Eligible Shares:

Name	Eligible Shares
Jeremy Stoppelman	162,754
David Schwarzbach	69,753
Sam Eaton	34,877
Jed Nachman	81,378
Vivek Patel	51,152

In accordance with the terms of the 2021 Performance Awards, 31.25% of these Eligible Shares vested on March 15, 2022. These shares represent the portion of the Eligible Shares that had met the service-based vesting schedule as of such date (i.e., the portion of such shares that would have vested on the four vesting dates in 2021 and the first quarter in 2022). The remaining Eligible Shares will continue vesting on a quarterly basis through the fourth quarter of 2024, subject to the applicable executive officer’s continued service as of each such vesting date.
Post-Employment and Change in Control Compensation
Severance Plan. We maintain the Severance Plan, which provides that our executive officers are eligible to receive certain cash severance upon an involuntary termination without cause, plus certain equity vesting acceleration if the involuntary termination occurs during the three months prior to a change in control or within the 12 months following a change in control, in each case subject to signing a release of claims and compliance with continuing obligations of confidentiality. For a summary of the material terms and conditions of the Severance Plan, see “Compensation Plans and Arrangements—Change in Control and Severance Arrangements—Severance Plan” below.
Our Compensation Committee believed, based on the experience of its members, that such severance benefits are reasonable and allow our executive officers to focus on pursuing business strategies that, while in the best interests of our stockholders, may result in a disruption of their employment. Our Compensation Committee has also determined that the limited benefits upon which an involuntary termination not in connection with a change in control provided under the Severance Plan are in line with the benefits provided at the companies with whom we compete for talent and appropriate to encourage our executives to remain with us.
Patel Transition Agreement. In February 2022, Mr. Patel resigned from his position as Chief Product Officer, effective February 14, 2022. As a result of Mr. Patel’s voluntary resignation, he was not eligible to receive benefits under the Severance Plan. We entered into a transition agreement with Mr. Patel that provides for his continued advisory services in order to provide a smooth transition, which services are expected through May 2022. With the exception of Mr. Patel’s eligibility to receive a $500 payment and retain his Company-issued laptop in exchange for a release of claims at the end of his transition period, his transition agreement does not provide for, and he is not otherwise entitled to, any severance. For a summary of the material terms and conditions of Mr. Patel’s transition agreement, see “Compensation Plans and Arrangements—Change in Control and Severance Arrangements—Patel Transition Agreement” below.
Employee Benefits
We offer standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions generally provided to all other employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match of up to $1,000 per year for employees with less than one year of tenure and up to $3,000 per year for employees with more than one year of tenure, including executive officers. Each of our named executive officers (other than Messrs. Stoppelman and Eaton) received 401(k) matching contributions in 2021 as set forth in the Summary Compensation Table below. We believe these benefits are reasonable and consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. In addition, the Foundation typically offers to match donations to charitable organizations made by our regular full-time employees of up to $1,000 per employee per year. In addition to this standard matching program, the Foundation double-matched employee donations to certain organizations for portions of 2021, as described in “Information Regarding the Board of Directors and Corporate Governance—ESG at Yelp” above. In 2021, Messrs. Schwarzbach and Patel participated in this matching program in the amount of $1,000 each.
We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent. For example, we may provide tax consulting benefits to executives who relocate abroad. As a result of the additional tax burden created by Mr. Nachman’s previous secondment to our wholly owned subsidiary Yelp UK Ltd., we provided Mr. Nachman with tax equalization benefits. We continue to pay for the preparation of his tax returns and tax equalization settlement calculations for the tax years affected by his secondment in accordance with our tax equalization policy and as provided in the letter agreement we entered into with Mr. Nachman in May 2014 (the “Repatriation Agreement”). We currently expect that Mr. Nachman’s tax return for the 2023 tax year (to be filed in 2024) will be the final return affected by his secondment. The actual amounts received by Mr. Nachman are set forth in the Summary Compensation Table below. Although the final terms of Mr. Nachman’s compensation during his secondment and in connection with his return were the result of individual negotiations with him, they generally reflected benefits we typically provided to employees we required to relocate abroad at that time.
Mr. Stoppelman’s executive assistant may also provide him with incidental assistance with personal matters, such as personal scheduling support, and the incremental cost to the Company of such services is included in the Summary Compensation Table. Because Mr. Stoppelman’s executive assistant is employed and paid by the Company, the aggregate incremental cost to the Company of these services is based on the approximate amount of the executive assistant’s regular time spent on Mr. Stoppelman’s personal matters during a particular year as a percentage of her total time spent working for the Company during that year, multiplied by her applicable Company-paid base salary. We believe providing these services is for the Company’s benefit as they enhances Mr. Stoppelman’s productivity and allows him to operate more effectively.
Summary Information Regarding 2022 Changes to Executive Compensation Program
In the first quarter of 2022, our Compensation Committee approved our executive compensation program for 2022. Our 2022 executive compensation program reflects two major changes from the structure of our 2021 executive compensation program, which the Compensation Committee implemented to better align our executive compensation program with investor expectations and market practices: (1) the incorporation of a relative performance metric and longer-term performance period into our Performance Awards; and (2) the adoption of a short-term cash incentive plan, each as discussed in detail below.
2022 Cash Compensation Arrangements
Our Compensation Committee approved the following base salaries and target bonuses for 2022 for our continuing named executive officers:

Name	Base Salary	Target Bonus (% of Base Salary)

Jeremy Stoppelman	$500,000	50%
David Schwarzbach	$500,000	50%
Sam Eaton*	$500,000	50%
Jed Nachman	$500,000	50%

*    Mr. Eaton relocated to United Kingdom effective March 16, 2022 and, in connection with his move, his base salary was converted to £374,165 based on the average exchange rate from February 13, 2022 to March 14, 2022.
Our Compensation Committee adopted an annual performance-based bonus plan that provides the opportunity for our named executive officers to earn cash bonuses if we achieve designated corporate goals for 2022. The Compensation Committee felt the adoption of the program was important both to respond to stockholder feedback as well as to provide incentives to focus management on achieving key performance goals over the short term, given that the portion of executive pay linked to short-term Company performance was reduced as a result of shifting 50% of the target total value of the 2022 Performance Awards from Financial Performance Awards to TSR Performance Awards (each as defined below). Our Compensation Committee approved a target bonus, as a percentage of base salary, of 50% for 2022 for each of the named executive officers set forth above. A percentage of the target bonus, ranging from zero to 200%, will be paid out based on our level of achievement of performance goals set by the Compensation Committee, which related to key financial metrics for the year ending December 31, 2022.
The Compensation Committee will determine the level of achievement of these performance goals with reference to a threshold, target and stretch goal for each metric. The Compensation Committee is expected to make the final determination of the level of achievement of the performance goals and the percentage of the target bonus that will be paid out in the first quarter of 2023. The bonuses will be paid as soon as practicable, but not later than 30 days, thereafter. Each such executive officer must remain an executive officer through the payment date to be eligible to receive the bonus.
2022 Equity Compensation Arrangements
Our Compensation Committee also granted RSUs and Performance Awards covering the following numbers of shares to the continuing named executive officers, with the target total value of the equity awards again evenly split between RSUs and Performance Awards at the target achievement level:

Name	RSUs	Performance Awards (Financial Metrics)			Performance Awards (3-Year Relative TSR)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Jeremy Stoppelman	120,328	15,041	60,164	120,328	30,082	60,164	120,328
David Schwarzbach	58,041	7,256	29,021	58,042	14,511	29,021	58,042
Sam Eaton	51,572	6,447	25,786	51,572	12,893	25,786	51,572
Jed Nachman	60,164	7,521	30,082	60,164	15,041	30,082	60,164

RSUs. As in past years, each of the RSUs set forth above vests over four years in equal quarterly installments. In addition to the RSUs indicated in the table above, the Compensation Committee granted Mr. Eaton an RSU award covering 45,300 shares that vests over four years in recognition of his promotion. We also granted Mr. Patel an RSU award covering 4,727 shares (representing a small fraction of an annual RSU award) to retain and incentivize him to assist in the transition of his duties through May 20, 2022.
TSR Performance Awards. In direct response to stockholder feedback, our Compensation Committee tied the vesting of 50% of the target total value of the 2022 Performance Awards to our relative total stockholder return over a three-year period (the “TSR Performance Awards”) to focus management on longer-term performance: a percentage of the Target Shares subject to the TSR Performance Awards, ranging from zero to 200%, will vest based on the percentile rank of our total stockholder return relative to that of the other companies in the Russell 2000 Index over the period beginning January 1, 2022 and ending December 31, 2024 (the “TSR Goal”). The Compensation Committee will calculate the percentage of the Target Shares, if any, that will vest (the "Earned Shares") based on our level of achievement of the TSR Goal, as follows:

	Threshold	Target	Stretch
Percentile Rank	25th	55th	75th
Percent of Target Shares Earned	50%	100%	200%

The Compensation Committee will calculate our total stockholder return, as well as the total stockholder return of the other companies in the Russell 2000 Index, based on the average closing price of each company's stock over the last 20 trading days of the performance period compared to the average closing price over the first 20 trading days of the performance period. In the event that our total stockholder return for the performance period is below zero, the Earned Shares may not exceed 100% of the Target Shares.
The Compensation Committee will make the final determination of our level of achievement of the TSR Goal, as well as the number of Earned Shares, as soon as administratively practicable following the end of the three-year performance period, but no later than March 15, 2025 (the "Certification Date"). The Earned Shares, if any, will fully vest on or following the Certification Date on February 20, 2025 or, if the Certification Date occurs following such date, on March 15, 2025, subject to the applicable executive officer's continued service as of such vesting date.
Financial Performance Awards. The remaining portion of the 2022 Performance Awards (the “Financial Performance Awards”) have the same structure as the 2021 Performance Awards: a percentage of the Target Shares subject to the Financial Performance Awards, ranging from zero to 200%, will become eligible to vest based on our level of achievement of performance goals set by the Compensation Committee for our net revenue and adjusted EBITDA for the year ending December 31, 2022. Any Eligible Shares will also be subject to a four-year, quarterly vesting schedule.
The Compensation Committee will determine our level of achievement of the performance goals for the year ending December 31, 2022 with reference to a threshold, target and stretch goal for each metric. The Compensation Committee will then calculate the percentage of the Target Shares that will become Eligible Shares, giving an equal weighting to each metric. The Compensation Committee will make the final determination of our level of achievement of the performance goals and Eligible Shares no later than March 15, 2023. On March 15, 2023, the Eligible Shares, if any, will vest to the extent that the applicable executive officer has met the service-based vesting schedule as of such date. Thereafter, the Eligible Shares will continue to vest in accordance with the service-based vesting schedule, subject to the applicable executive officer’s continued service as of each such vesting date.

Other Compensation Policies
Stock Ownership Guidelines. In December 2018, we adopted stock ownership guidelines for our executive officers and non-employee directors. The stock ownership guidelines require our Chief Executive Officer to attain ownership of the greater of (a) 30,000 shares or (b) shares valued at 3x his base salary, and require each of our other executive officers to attain ownership of the lesser of (w) shares valued at 1x his base salary or (x) 10,000 shares. Non-employee directors must attain ownership of the lesser of (y) 3x the director’s annual cash retainer for service on the Board, excluding committee fees, or (z) 2,000 shares. For purposes of our stock ownership guidelines, the calculation of an individual’s stock ownership includes the in-the-money value of vested, unexercised stock options, but does not include unvested RSUs or unearned Performance Awards.
Each executive officer and director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. Each of our named executive officers, including Mr. Stoppelman, currently significantly exceeds his ownership requirement under the stock ownership guidelines. Each named executive officer would continue to significantly exceed his ownership requirement even excluding in-the-money vested, unexercised stock options.
Equity Grant Timing. Equity awards for executive officers are typically approved by the Compensation Committee in the early part of each year as part of the Compensation Committee’s approval of our annual executive compensation program. We do not have, nor do we plan to establish, any program, plan or practice to time stock option or other equity award grants in coordination with releasing material non-public information; grant dates typically occur on dates determined in accordance with our policy regarding the timing of the grant of equity awards. This policy provides, among other things, that the grant date for equity awards approved by written consent will generally be the next of the following dates to occur on or after the date the consent is effective: the fifth business day of the month or tenth business day of the month. The grant date for equity awards approved at a meeting is typically determined in the same manner. On limited occasions, grant dates may occur later or outside of our annual grant cycle for new hires, promotions, retention and other purposes.
Prohibition on Short Sales, Margin Purchases, Hedging, and Pledging. Our trading window policy prohibits short sales, margin purchases, hedging and pledging transactions as well as other inherently speculative transactions in our equity securities by our executive officers and Board members, as well as (a) all employees at the director level and above, (b) employees in our finance and legal departments, (c) and certain other employees who have been made subject to our trading window policy because of their access to sensitive Company information.
Compensation Recovery Policies. In January 2019, we adopted a Clawback Policy that requires us to seek to recover certain incentive compensation from a current or former officer who is (or was at the relevant time) subject to Section 16 of the Exchange Act (an “Affected Officer”) if: (a) we are required to prepare an accounting restatement for any fiscal period commencing after the adoption of the Clawback Policy due to material non-compliance with any financial reporting requirement and (b) it is determined that fraud, gross negligence or intentional misconduct by such Affected Officer contributed to the non-compliance underlying the restatement.
Compensation is subject to recoupment under the Clawback Policy if it was granted, earned or vested based, in whole or part, on the attainment of a financial reporting measure and was received by the Affected Officer during the three fiscal years preceding the date on which the Company is required to prepare the accounting restatement, as follows:
•with respect to cash bonuses, we may seek to recoup up to the full amount of the difference between the compensation received by the Affected Officer and the amount the Affected Officer would have received based on our restated results;
•with respect to equity awards, we may seek to recoup up to the full amount of any such award that was determined based on the financial statements that were subsequently restated; and

•if, after the release of earnings for any period with respect to which financial statements were subsequently restated and prior to the announcement of such restatement, an Affected Officer sells shares acquired pursuant to an option or other award granted after the adoption of the Clawback Policy, we may seek to recoup the difference between (x) the actual aggregate proceeds from the sale and (y) the aggregate proceeds the Affected Officer would have received if the sale had been at a price per share reflecting the restated results, as determined in the discretion of the Board (provided that the aggregate sale proceeds determined by the Board may not be less than the aggregate exercise price paid for the shares).
When the SEC adopts final clawback policy rules under the Dodd-Frank Act, we will review and may revise the Clawback Policy to the extent required to comply with such rules.
Tax and Accounting Considerations
Deductibility of Executive Compensation. Under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain defined limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not historically, and did not in 2021, provide any executive officer, including any named executive officer, with a “gross up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, and are not otherwise contractually obligated to provide, any named executive officers with such a “gross up” or other reimbursement in connection with such taxes.
Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of the stockholders.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s definitive proxy statement for its 2022 Annual Meeting of Stockholders.
Respectfully submitted,
The Compensation Committee of the Board of Directors

Fred D. Anderson, Jr., Chairperson
George Hu
Sharon Rothstein
Tony Wells
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

As part of its annual review of our executive compensation program for 2021, as well as the compensation programs generally available to our employees, our Compensation Committee considered potential risks arising from our compensation policies and practices, as well as the management of these risks, in light of our overall business, strategy and objectives.
Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program and sales compensation plans, as well as our alignment with market pay levels and compensation program designs.
The Compensation Committee believes the structure of our compensation program for executive officers does not encourage excessive or unnecessary risk-taking behavior. The base salary component does not encourage risk taking because it is a fixed amount, and we did not offer incentive cash compensation opportunities as part of our standard executive compensation program in 2021. Although the Performance Awards granted in 2021 included an element of short-term incentive compensation, any shares earned pursuant to such awards would still be subject to a long-term vesting schedule. Long-term equity awards (including Eligible Shares earned under Performance Awards), which are the principal component of our executive compensation program, do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2021, 2020 and 2019.
2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

Jeremy Stoppelman	2021	500,000	9,516,849	—	27,827(2)	10,044,676
Chief Executive Officer	2020	0.30	7,921,304	—	38,938	7,960,242
	2019	1	1,382,047	4,875,876	53,063	6,310,987

David Schwarzbach(3)	2021	450,000	4,078,672	—	1,575(4)	4,530,247
Chief Financial Officer	2020	354,746	2,378,300	800,247	800	3,534,093

Sam Eaton(5) Chief Technology Officer	2021	500,000	3,860,801	—	—	4,360,801

Jed Nachman	2021	450,000	4,758,464	—	63,588(6)	5,272,053
Chief Operating Officer	2020	363,077	3,656,025	—	321,070(7)	4,340,172
	2019	350,000	1,387,885	1,500,132	44,350(8)	3,282,367

Vivek Patel	2021	450,000	2,991,005	—	1,000(4)	3,442,005
Former Chief Product	2020	363,077	2,924,825	—	1,000	3,288,901
Officer	2019	340,000	2,430,873	—	1,250	2,772,123

(1)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock awards and stock options, as applicable, calculated in accordance with ASC 718. The grant date fair values of RSU awards and Performance Awards are calculated based on the closing price of our common stock on the date of grant and, for the Performance Awards, assuming the probable outcome of the performance conditions (i.e., at 117.6% of target). Assumptions used in the calculation of the grant date fair value of stock options are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.
If the 2021 Performance Awards were instead valued based on the maximum outcome of the performance conditions, their grant date fair values of such awards would increase as follows: from $5,266,798 to $8,958,663 for Mr. Stoppelman; from $2,257,212 to $3,839,449 for Mr. Schwarzbach; from $1,128,628 to $1,919,762 for Mr. Eaton; from $2,633,421 to $4,479,369 for Mr. Nachman; and from $1,655,277 to $2,815,576 for Mr. Patel.
(2)    The amount reported consists of $27,827 of incremental cost to the Company for assistance with personal matters provided by Mr. Stoppelman’s executive assistant. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits” for more details.
(3)    Mr. Schwarzbach began his employment with the Company on February 14, 2020.
(4)    The amount reported consists of Company-paid 401(k) plan matching contributions. These benefits were provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(5)    Because Mr. Eaton was not a named executive officer prior to 2021, SEC rules do not require his compensation for 2019 or 2020 to be reported.
(6)    The amount reported consists of (a) $1,750 of Company-paid 401(k) matching contributions and (b) the following amounts paid pursuant to Mr. Nachman’s Repatriation Agreement: (i) $30,698 of tax equalization payments; and (ii) $31,140 of tax preparation payments. The tax equalization payments represent additional taxes on income imputed to Mr. Nachman as a result of our payment of certain other taxes on his behalf; however, we will not be able to make a final determination as to the exact amount of Mr. Nachman’s tax equalization for 2021 until both his U.S. and U.K. tax returns for 2021 are finalized and, as a result, we may make additional tax equalization payments at a later date. We may also make additional tax preparation payments on behalf of Mr. Nachman in connection with the final determination of his tax equalization payments.
(7)    This amount reflects the addition of $5,375 to the amount previously reported, which represents payments related to the preparation of Mr. Nachman’s 2020 tax returns incurred after April 23, 2021, the date that our Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders was filed with the SEC.
(8)    This amount reflects the addition of $1,350 to the amount previously reported, which represents payments related to the preparation of Mr. Nachman’s 2019 tax returns incurred after April 23, 2021.

Compensation Plans and Arrangements

Employment Agreements
We entered into amended and restated employment letter agreements with Messrs. Stoppelman and Nachman on February 3, 2012. The amended and restated employment letter agreements provided that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.
We entered into employment agreements with Messrs. Schwarzbach and Patel on December 27, 2019 and April 2, 2009, respectively. The agreements provide for initial base salary, eligibility to participate in our standard benefit plans and initial equity awards, but did not provide for severance, other than for Mr. Schwarzbach, whose agreement provided that he was eligible to participate in the Severance Plan.
We entered into an employment letter agreement with Mr. Eaton on August 26, 2013 that provided for his initial base salary, eligibility to participate in our standard benefit plans and initial equity awards, but did not provide for severance. Effective March 16, 2022, Mr. Eaton relocated from the United States to the United Kingdom and became an employee of our wholly owned subsidiary Yelp UK Ltd. pursuant to a contract of employment dated as of the same date (the “U.K. Employment Agreement”). Mr. Eaton’s U.K. Employment Agreement provides for his base salary in British Pounds, eligibility to participate in our standard U.K. employee benefit plans and the Severance Plan, and termination provisions.
The employment agreements described above do not provide for a specific employment term and our executive officers are employed on an at-will basis, with the exception of Mr. Eaton, whose employment may be terminated with the greater of two months’ notice or the applicable statutory minimum notice under the terms of the U.K. Employment Agreement.
Change in Control and Severance Arrangements
Severance Plan
Each of our executives at the level of vice president or above who is deemed to be an officer under Section 16 of the Exchange Act and selected by the Board is eligible to participate in the Severance Plan, including each of our named executive officers other than Mr. Patel, who was eligible to participate in the Severance Plan prior to his resignation, but will not receive severance benefits under the Severance Plan in connection with his voluntary departure.
Each eligible participant who suffers an involuntary termination without cause or, in the case of our Chief Executive Officer, a constructive termination will be eligible to receive, provided that he or she signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his or her then-current base salary, (ii) a lump sum bonus payment equal to the actual cash bonus amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service, and (iii) one year of company-paid health insurance coverage.
In the event a participant suffers an involuntary termination without cause or a constructive termination within a Change in Control Period, the lump sum bonus payment will be equal to the actual cash bonus amount as if we had achieved all of the goals under the bonus plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination during a Change in Control Period will receive accelerated vesting of 100% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.

These benefits are subject to a “best after-tax” provision in the case where benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (a) payment in full of the entire amount of the benefits or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.
Patel Transition Agreement
On January 28, 2022, Mr. Patel notified us of his decision to step down from his position as Chief Product Officer, effective February 14, 2022. On February 14, 2022, we entered into a transition agreement with Mr. Patel pursuant to which he would remain employed by the Company in an advisory capacity on a full-time basis through March 25, 2022 and on a part-time basis from March 26, 2022 through May 20, 2022 (the “Separation Date”) to ensure a smooth transition. Mr. Patel’s 2021 base salary of $450,000 and benefits remained in effect until March 25, 2022. He will continue to be eligible to vest in his outstanding equity awards pursuant to their terms during the remainder of his employment through the Separation Date and will be paid at an hourly rate equivalent to his 2021 annualized base salary for hours worked after March 25, 2022. With the exception of Mr. Patel’s eligibility to receive a $500 payment and retain his Company-issued laptop in exchange for a release of claims at the end of his transition period, his transition agreement does not provide for, and he is not otherwise entitled to, any severance.
2019 Performance Awards
The shares underlying the Performance Awards granted in 2019 will be eligible to vest only if the average closing price of our common stock exceeds $45.3125 over any 60-trading day period during the four years following the grant date of February 7, 2019 (the “Performance Goal”). If the Performance Goal is met, the shares underlying each Performance Award will vest quarterly over four years from the grant date, subject to the applicable executive officer’s continued service as of each such vesting date (the “Service-Based Vesting Schedule”).
If a change in control (as defined in the Severance Plan) occurs during the performance period for the 2019 Performance Awards, the number of shares subject to such Performance Awards that will become eligible to vest, if any, will be determined based on the per-share consideration received by Company stockholders in the transaction (the “Change in Control Price”). If the Change in Control Price is equal to or greater than $45.3125, the Performance Goal will be deemed to be achieved as of the date of such change in control and the Performance Awards will become immediately vested to the extent that the Service-Based Vesting Schedule is met as of immediately prior to, and contingent upon, the effective date of such change in control. If the Change in Control Price is less than $45.3125 and the Performance Goal had not otherwise been achieved prior to the change in control, the Performance Awards will terminate immediately and be forfeited for no consideration as of immediately prior to, and contingent upon, the effective date of the change in control.
If the Performance Goal is achieved prior to (or as a result of) the change in control and the Performance Awards are not fully vested as of such change in control, they will be eligible to continue vesting pursuant to the Service-Based Vesting Schedule after the change in control if the acquiring, surviving or continuing entity continues, assumes or substitutes for the Performance Awards in such change in control on substantially the same terms and conditions in effect as prior to the transaction, subject to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan. Notwithstanding the terms of the Severance Plan, no shares subject to the Performance Awards will be eligible for accelerated vesting under the Severance Plan unless the Performance Goal is achieved prior to (or as a result of) the change in control.

2021 Performance Awards
If a change in control (as defined in the Severance Plan) had occurred during the performance period for the 2021 Performance Awards, the number of shares subject to such Performance Awards that would have become Eligible Shares would have been the target number of shares subject to the Performance Awards pro-rated based on the number of days elapsed in the performance period as of the effective time of such change in control. The portion of such Eligible Shares that had met the time-based vesting schedule would have become vested as of the quarterly vest date immediately following the effective date of the change in control.
If a change in control occurs at a time when any Eligible Shares (including Eligible Shares resulting from such change in control) are outstanding and not fully vested, such Eligible Shares will be eligible to continue vesting pursuant to the service-based vesting schedule after the change in control if the acquiring, surviving or continuing entity continues, assumes or substitutes for the Performance Awards in such change in control on substantially the same terms and conditions in effect as prior to the transaction, subject to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan. Notwithstanding the terms of the Severance Plan, the vesting acceleration provisions of such plans will apply to Eligible Shares only; if a change in control occurs after the performance period, no shares subject to the 2021 Performance Awards will be eligible for vesting acceleration under the Severance Plan because the Company did not achieve the applicable threshold performance level.
Other Equity Awards
Equity awards are subject to potential vesting acceleration under the terms of our equity plans. Both our 2012 Equity Incentive Plan, as amended (the “2012 Plan”), and 2011 Equity Incentive Plan (the “2011 Plan”) provide that in the event of a specified corporate transaction, as defined in the 2012 Plan and 2011 Plan, as applicable, the administrator will determine how to treat each outstanding stock award. The administrator may: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of a stock award and provide for its termination prior to the transaction; (4) arrange for the lapse of any reacquisition or repurchase rights held by us; or (5) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control (as defined in the 2012 Plan or 2011 Plan, as applicable). In the absence of such a provision, no such acceleration of the stock award will occur.
Additional Benefits
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.
For a description of additional benefits we offer to our executive officers, including health and welfare benefits, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”

Pension Benefits
Other than with respect to the 401(k) Plan, our employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Non-Qualified Deferred Compensation
During the year ended December 31, 2021, our employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2021.
Grants of Plan-Based Awards in the Year Ended December 31, 2021

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)
Jeremy Stoppelman	2/22/2021	1/29/2021	29,855	119,417	238,834	—	5,266,798(3)
	2/5/2021	1/29/2021	—	—	—	119,417	4,250,051(4)
David Schwarzbach	2/22/2021	1/29/2021	12,795	51,179	102,358	—	2,257,212(3)
	2/5/2021	1/29/2021	—	—	—	51,179	1,821,461(4)
Sam Eaton	2/22/2021	1/29/2021	6,398	25,590	51,180	—	1,128,628(3)
	2/5/2021	1/29/2021	—	—	—	76,768	2,732,173(4)
Jed Nachman	2/22/2021	1/29/2021	14,928	59,709	119,418	—	2,633,421(3)
	2/5/2021	1/29/2021	—	—	—	59,709	2,125,043(4)
Vivek Patel	2/22/2021	1/29/2021	9,383	37,531	75,062	—	1,655,277(3)
	2/5/2021	1/29/2021	—	—	—	37,531	1,335,728(4)

(1)    The amounts in this column represent shares of common stock subject to Performance Awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(2)    The amounts in this column represent shares of common stock subject to an RSU award granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(3)    This amount represents the grant date fair value of the Performance Award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant and assuming the probable outcome of the performance conditions.
(4)    This amount represents the grant date fair value of the RSU award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding equity awards at December 31, 2021 for the named executive officers.
Outstanding Equity Awards at December 31, 2021

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Jeremy	02/05/2013	575,000	—	21.18	02/05/2023	—	—	—	—
Stoppelman	02/05/2013	90,000	—	21.18	02/05/2023	—	—	—	—
	01/08/2015	32,600	—	53.83	01/08/2025	—	—	—	—
	03/09/2016	426,200	—	20.47	03/09/2026	—	—	—	—
	03/01/2017	347,650	—	34.66	03/01/2027	—	—	—	—
	03/01/2017	305,950	—	34.66	03/01/2027	—	—	—	—
	01/16/2018	282,000	6,000(3)	43.58	01/16/2028	—	—	—	—
	02/07/2019	193,162	79,538(3)	36.25	02/07/2029	—	—	—	—
	02/07/2019	—	—	—	—	—	—	44,828(4)	1,624,567
	02/19/2020	—	—	—	—	46,881(5)	1,698,967	—	—
	09/15/2020	—	—	—	—	59,688(6)	2,163,093	—	—
	02/05/2021	—	—	—	—	89,563(5)	3,245,763	—	—
	02/22/2021	—	—	—	—	—	—	162,754(7)	5,898,205
David	03/06/2020	31,456	40,444(8)	28.94	03/06/2030	—	—	—	—
Schwarzbach	03/06/2020	—	—	—	—	25,911(9)	939,015	—	—
	09/15/2020	—	—	—	—	14,696(6)	532,583	—	—
	02/05/2021	—	—	—	—	38,385(5)	1,391,072	—	—
	02/22/2021	—	—	—	—	—	—	69,753(7)	2,527,849
Sam Eaton	06/30/2014	7,100	—	76.68	06/30/2024	—	—	—	—
	07/01/2015	2,950	—	42.44	07/01/2025	—	—	—	—
	01/08/2019	13,744	5,106(3)	35.51	01/08/2029	—	—	—	—
	01/08/2019	—	—	—	—	6,686(5)	242,301	—	—
	01/15/2020	—	—	—	—	19,216(5)	696,388	—	—
	09/15/2020	—	—	—	—	8,038(6)	291,297	—	—
	02/05/2021	—	—	—	—	57,576(5)	2,086,554	—	—
	02/22/2021	—	—	—	—	—	—	34,877(7)	1,263,942
Jed Nachman	02/05/2013	40,500	—	21.18	02/05/2023	—	—	—	—
	01/08/2015	24,450	—	53.83	01/08/2025	—	—	—	—
	03/09/2016	53,300	—	20.47	03/09/2026	—	—	—	—
	03/01/2017	83,450	—	34.66	03/01/2027	—	—	—	—
	01/16/2018	115,394	2,456(3)	43.58	01/16/2028	—	—	—	—
	02/07/2019	59,429	24,471(3)	36.25	02/07/2029	—	—	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
	02/07/2019	—	—	—	—	5,173(5)	187,470	—	—
	02/07/2019	—	—	—	—	—	—	20,690(4)	749,806
	02/19/2020	—	—	—	—	21,638(5)	784,161	—	—
	09/15/2020	—	—	—	—	27,550(6)	998,412	—	—
	02/05/2021	—	—	—	—	44,782(5)	1,622,900	—	—
	02/22/2021	—	—	—	—	—	—	81,378(7)	2,949,139
Vivek Patel	01/02/2015	11,000	—	55.15	01/02/2025(10)	—	—	—	—
	01/03/2017	9,967	—	38.22	01/03/2027(10)	—	—	—	—
	01/16/2018	16,058	342(3)	43.58	01/16/2028(10)	—	—	—	—
	01/08/2019	—	—	—	—	11,410(5)	413,498	—	—
	02/19/2020	—	—	—	—	17,310(5)	627,314	—	—
	09/15/2020	—	—	—	—	22,040(6)	798,730	—	—
	02/05/2021	—	—	—	—	28,149(5)	1,020,120	—	—
	02/22/2021	—	—	—	—	—	—	51,152(7)	1,853,748

(1)    Represents the market value of the unvested shares subject to each RSU based on the closing price of our common stock on December 31, 2021, which was $36.24 per share.
(2)    Represents the market value of the unvested shares subject to each Performance Award based on a price of $36.24 per share.
(3)    1/48th of the shares underlying this option vest on a monthly basis over four years following the grant date.
(4)    1/16th of the shares subject to this Performance Award vest on a quarterly basis over four years following the grant date, subject to the average closing price of the Company’s common stock exceeding $45.3125 over any 60-day trading period during the four years following February 7, 2019.
(5)    1/16th of the shares subject to this RSU vest on a quarterly basis over four years following the grant date.
(6)    37.5% of the shares underlying this Performance Award vested on May 20, 2021, with 6.25% of the shares vesting quarterly thereafter until fully vested.
(7)    1/16th of the shares subject to this Performance Award vest on a quarterly basis over four years following the grant date, subject to the achievement of net revenue and adjusted EBITDA performance goals for the year ended December 31, 2021. In March 2022, our Compensation Committee determined that 136.3% of the Target Shares subject to each 2021 Performance Award would become Eligible Shares.
(8)    25% of the shares underlying this option vested on February 14, 2021, with the remainder vesting on a monthly basis over the following 36 months.

(9)    25% of the shares underlying this RSU vested on February 20, 2021, with the remainder vesting on a quarterly basis over the following three years.
(10)     As a result of Mr. Patel’s voluntary resignation in February 2022, assuming he remains employed through his expected separation date of May 20, 2022, each outstanding stock option award will expire on August 20, 2022 and each outstanding stock award will cease vesting on May 20, 2022.

Option Exercises and Stock Vested

The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2021.
Option Exercises and Stock Vested in the Year Ended December 31, 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeremy Stoppelman	346,830	7,848,763	112,978	4,327,624
David Schwarzbach	—	—	47,637	1,790,893
Sam Eaton	667	14,341	48,860	1,831,965
Jed Nachman	—	—	65,111	2,451,175
Vivek Patel	4,478	51,497	56,774	2,135,855

(1)    The value realized is calculated as the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.
(2)    The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day immediately preceding the vesting date, multiplied by the number of shares that vested on that date.

Potential Payments Upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the terms of the Severance Plan. The table assumes that the qualifying termination or change in control event, as indicated, occurred on December 31, 2021.

Name	Lump Sum Cash Severance Payment ($)(1)	Continuation of Benefits ($)	Value of Equity Acceleration ($)(2)	Total ($)

Jeremy Stoppelman
Qualifying Termination(3)	500,000	7,943	—	507,943
Qualifying Termination Upon Change in Control(5)	500,000	7,943	11,435,496	11,943,439
David Schwarzbach
Qualifying Termination(3)	450,000	24,585	—	474,585
Qualifying Termination Upon Change in Control(5)	450,000	24,585	5,012,638	5,487,223
Sam Eaton
Qualifying Termination(3)	500,000	8,104	—	508,104
Qualifying Termination Upon Change in Control(5)	500,000	8,104	4,247,649	4,755,753
Jed Nachman
Qualifying Termination(3)	450,000	23,904	—	473,904
Qualifying Termination Upon Change in Control(5)	450,000	23,904	5,756,796	6,230,701
Vivek Patel(6)
Qualifying Termination(3)	450,000	24,212	—	474,212
Qualifying Termination Upon Change in Control(5)	450,000	24,212	4,219,786	4,693,998

(1)    Represents one year of each named executive officer’s base salary in effect as of December 31, 2021. The amount indicated does not include the payment of any accrued salary or vacation that might be due upon termination of employment.
(2)    The value of unvested options that are subject to accelerated vesting and have an exercise price of less than $36.24, the closing price of our common stock on December 31, 2021, is calculated as (a) the difference between $36.24 and the exercise price of the applicable option, multiplied by (b) the number of unvested options subject to accelerated vesting held by the applicable named executive officer.
The value of unvested RSUs subject to accelerated vesting — including any shares subject to Performance Awards that become Eligible Shares as a result of the change in control (assuming a Change in Control Price of $36.24) — is calculated as the number of RSUs subject to accelerated vesting held by the applicable named executive officer multiplied by $36.24.
(3)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or, with respect to Mr. Stoppelman, a constructive termination (as such terms are defined in the Severance Plan).

(4)    Represents twelve months of payments of premiums for continued health insurance coverage under COBRA, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay for such premiums for twelve months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation coverage under COBRA.
(5)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs during a Change in Control Period.
(6)    Mr. Patel resigned from his role as Chief Product Officer in February 2022; we entered into a transition agreement with him that sets forth the actual compensation paid to him in connection with his transition. See “—Compensation Plans and Arrangements—Change in Control and Severance Arrangements—Patel Transition Agreement” above.
In addition to the benefits described and quantified above, the 2012 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2012 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Jeremy Stoppelman, our CEO:
For the year ended December 31, 2021, the median of the total annual compensation of all employees of our Company (other than our CEO) was $101,349. The annual total compensation of our CEO for purposes of determining the CEO pay ratio was $10,044,676, as reported in the “Total” column of the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees in 2021 was approximately 99 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•We selected December 31, 2021, which is the last day of our most recently completed fiscal year, as the date upon which we would identify the median employee.
•As of December 31, 2021, our employee population (other than the CEO) consisted of approximately 4,476 individuals, 3,799 of whom were located in the United States and 677 of whom were located outside of the United States, consisting of 369 employees in Canada, 81 in Germany, 225 in the United Kingdom, one in Belgium and one in Ireland. The pay ratio disclosure rules permit a company to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent or less of the company’s total number of employees. Applying this de minimis exemption, we excluded all 81 of our employees located in Germany, the employee located in Belgium and the employee located in Ireland from our median employee calculation. Following the application of this exemption, the total number of employees used in our median employee calculation was 4,393 (3,799 from the United States, 369 from Canada and 225 from the United Kingdom).
•We used total direct compensation for 2021 (i.e., total cash compensation + grant date fair value of equity awards granted in 2021), as compiled from our payroll and stock administration records, as a consistently applied compensation measure to identify the “median employee” from our employees in the United States, Canada and the United Kingdom. We also annualized the compensation of all employees who joined Yelp mid-year during 2021. We converted amounts paid in Canadian Dollars and British Pounds into U.S. Dollars using the exchange rate in effect on December 31, 2021.
•Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites, in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our capital stock as of March 7, 2022 by:
•each of our directors;
•each of our named executive officers;
•all of our executive officers and directors as a group; and
•all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of March 7, 2022. Applicable percentages are based on 71,841,277 shares of common stock outstanding on March 7, 2022. Shares subject to options exercisable or RSUs (including Performance Awards) expected to vest as of or within 60 days of March 7, 2022 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
This table is based upon information supplied by our officers and directors, as well as our review of Schedule 13Gs filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105.

Beneficial Owner	Number of Shares	Percent of Total
Principal Stockholders
BlackRock, Inc.(1)	8,059,568	11.2%
The Vanguard Group, Inc.(2)	7,660,974	10.7%
Jeremy Stoppelman(3)	4,658,602	6.3%
Prescott General Partners LLC(4)	3,811,985	5.3%
Named Executive Officers and Directors
Jeremy Stoppelman(3)	4,658,602	6.3%
David Schwarzbach(5)	95,996	*
Sam Eaton(6)	70,114	*
Jed Nachman(7)	550,135	*
Vivek Patel(8)	80,858	*
Diane Irvine(9)	89,269	*
Fred D. Anderson, Jr.(10)	30,460	*
Christine Barone(11)	19,040	*
Robert Gibbs(12)	73,579	*
George Hu(13)	27,103	*

Beneficial Owner	Number of Shares	Percent of Total
Sharon Rothstein(14)	25,976	*
Brian Sharples(15)	25,724	*
Chris Terrill	—	*
Tony Wells(16)	9,232	*
All current executive officers and directors as a group (16 persons)(17)	5,756,088	7.7%

*    Less than one percent.
(1)    Based on information contained in a Schedule 13G/A filed with the SEC on January 28, 2022, BlackRock, Inc. (“BlackRock”), a global investment management firm, has sole voting power over 7,944,318 shares and sole dispositive power over 8,059,568 shares. The Schedule 13G/A filed by BlackRock provides information only as of December 31, 2021 and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2021 and March 7, 2022. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(2)    Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group, Inc. (“Vanguard”), an independent advisor, has shared voting power over 130,624 shares, sole dispositive power over 7,464,037 shares and shared dispositive power over 196,937 shares. The Schedule 13G/A filed by Vanguard provides information only as of December 31, 2021 and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2021 and March 7, 2022. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)    Consists of (a) 2,193,310 shares held by the Jeremy Stoppelman Revocable Trust, over which Mr. Stoppelman retains sole voting and dispositive power, (b) 133,145 shares held by Mr. Stoppelman, (c) 50,860 shares underlying Performance Awards expected to vest within 60 days of March 7, 2022 and (d) 2,281,287 shares issuable upon exercise of options exercisable within 60 days of March 7, 2022.
(4)    Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022, (a) Prescott General Partners LLC, an investment advisor (“PGP”), has shared voting and dispositive power over 3,811,985 shares, (b) Prescott Investors Profit Sharing Trust (“PIPS”) has sole voting and dispositive power over 141,660 shares and (c) Thomas W. Smith has sole voting and dispositive power over 1,000,000 shares, as well as shared voting and dispositive power over 178,380 shares in his capacity as investment manager for certain managed accounts. The Schedule 13G/A filed by PGP, PIPS and Mr. Smith provides information only as of December 31, 2021 and, consequently, the beneficial ownership of these individuals and entities may have changed between December 31, 2021 and March 7, 2022. The address of PGP, PIPS and Mr. Smith is 2200 Butts Road, Suite 320, Boca Raton, Florida 33431.
(5)    Consists of (a) 35,256 shares held by Mr. Schwarzbach, (b) 21,795 shares underlying Performance Awards expected to vest within 60 days of March 7, 2022 and (c) 38,945 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(6)    Consists of (a) 33,852 shares held by Mr. Eaton, (b) 10,897 shares underlying Performance Awards expected to vest within 60 days of March 7, 2022 and (c) 25,365 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(7)    Consists of (a) 138,735 shares held by Mr. Nachman, (b) 25,430 shares underlying Performance Awards expected to vest within 60 days of March 7, 2022 and (c) 385,970 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.

(8)    Consists of (a) 27,506 shares held by Mr. Patel, (b) 15,985 shares underlying Performance Awards expected to vest within 60 days of March 7, 2022 and (c) 37,367 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(9)    Consists of (a) 50,103 shares held by Ms. Irvine and (b) 39,166 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(10)     Consists of (a) 11,294 shares held by Mr. Anderson and (b) 19,166 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(11) Consists of (a) 8,841 shares held by Ms. Barone and (b) 10,199 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(12) Consists of (a) 34,413 shares held by Mr. Gibbs and (b) 39,166 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(13) Consists of (a) 10,060 shares held by Mr. Hu and (b) 17,043 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(14) Consists of (a) 8,933 shares held by Ms. Rothstein and (b) 17,043 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(15)     Consists of (a) 8,681 shares held by Mr. Sharples and (b) 17,043 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.
(16)     Consists of (a) 2,610 shares held by Mr. Wells and (b) 6,622 shares issuable upon exercise of options exercisable within 60 days of March 7, 2022.
(17)     Includes (a) 124,967 shares underlying Performance Awards expected to vest within 60 days of March 7, 2022 and (b) 2,934,382 shares issuable upon exercise of options exercisable within 60 days after March 7, 2022.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with, except that one Form 4 reporting one transaction was filed late by each of Mr. Sharples and Ms. Warren due to an administrative error.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our current and former equity compensation plans under which awards remained outstanding or available for future grant as of December 31, 2021. Information is included for the following plans, each of which was adopted with the approval of our stockholders: our 2011 Plan; our 2012 Plan; and our 2012 Employee Stock Purchase Plan, as amended (the “ESPP”).

Plan Category	Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)(1)	Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	13,995,063(2)	$32.59	12,679,320(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	13,995,063(2)	$32.59	12,679,320(3)

(1)    The weighted-average exercise price excludes RSU awards and Performance Awards, which have no exercise price.
(2)    Consists of (a) options to purchase 3,150 shares of common stock under our 2011 Plan; (b) options to purchase 3,975,864 shares of common stock under our 2012 Plan; (c) 9,342,320 shares of common stock subject to outstanding RSU awards under our 2012 Plan; and (d) 673,729 shares of common stock subject to outstanding Performance Awards under our 2012 Plan (including the 2021 Performance Awards assuming the target achievement level).
Excludes purchase rights currently accruing under our ESPP. Each offering under our ESPP consists of one six-month purchase period and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock at the end of each offering period.
(3)    Consists of (a) 10,809,135 shares of common stock reserved for issuance under our 2012 Plan and (b) 1,870,185 shares of common stock reserved for issuance under our ESPP.

The number of shares of our common stock reserved for issuance under our 2012 Plan automatically increased on January 1 of each year through and including January 1, 2022 by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of our 2012 Plan, an additional 5,051,964 shares of common stock were added to the number of shares reserved for issuance under the 2012 Plan, effective January 1, 2022.
The number of shares of our common stock reserved for issuance under our ESPP increased automatically each year through and including January 1, 2022 by the least of (a) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (b) 5,000,000 shares of common stock; or (c) such lesser number as determined by the Board. Pursuant to the terms of our ESPP, an additional 1,443,418 shares of common stock were added to the number of shares reserved for issuance under the ESPP as of January 1, 2022.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director or more than five percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where the Audit Committee would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.
In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources of comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Below we describe transactions and series of similar transactions since January 1, 2021 to which we were or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than five percent of our common stock, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.
Related-Person Compensation
Although the payment of compensation for services as an employee is not considered a related-person transaction covered by our Related-Person Transaction Policy, we have included below information regarding compensation paid to a family member of one of our executive officers.
Miriam Warren, our Chief Diversity Officer and spouse of our former Chief Administrative Officer and General Counsel, Laurence Wilson, received compensation for her services as an employee in the year ended December 31, 2021, including a base salary rate of $300,000. Ms. Warren also received an RSU award covering 19,192 shares of common stock as well as a 2021 Performance Award covering 6,398 shares at the target achievement level. Ms. Warren’s Performance Award was subject to the same performance goals and other terms applicable to the 2021 Performance Awards granted to our executive officers, respectively, as described under “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation” above.
In March 2022, our Compensation Committee granted Ms. Warren additional RSUs covering 25,482 shares of common stock, which vest in equal quarterly installments over four years from the date of grant. She is also eligible to receive a cash performance bonus with a target payout equal to 35% of her base salary for 2022. A percentage of the target bonus, ranging from zero to 200%, will be paid out based on our level of achievement of corporate performance goals for the year ending December 31, 2022. Her base salary was also increased to $350,000 as of January 1, 2022.
In March 2022, our Compensation Committee determined that 136.3% of the Target Shares subject to each 2021 Performance Award would become Eligible Shares. As a result, 8,720 shares of Ms. Warren’s 2021 Performance Award became Eligible Shares, 31.25% of which vested on March 15, 2022 and the remainder of which will continue vesting on a quarterly basis through the fourth quarter of 2024, subject to Ms. Warren’s continued service as of each such vesting date. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components—2021 Performance Achievement” for additional information.
Ms. Warren also received our standard benefits package; these benefits were provided on the same terms as provided to all of our regular full-time employees. In addition, we provided Ms. Warren with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Ms. Warren by reason of her earlier secondment to our wholly owned subsidiary Yelp UK Ltd. to ensure her tax burden is approximately the same as it would have been had she remained in the United States — and paid for the preparation of required tax returns and tax equalization settlement calculations for tax years affected by her secondment. These benefits are provided in accordance with our tax equalization policy and reflect the benefits we typically provided to employees we required to relocate abroad at the time of Ms. Warren’s secondment. In 2021, we paid $2,865 in connection with the preparation of Ms. Warren and Mr. Wilson’s tax returns.
The Yelp Foundation
In 2011, our Board approved the establishment of The Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Ms. Warren and Messrs. Stoppelman and Nachman are officers and directors of The Yelp Foundation. Mr. Wilson was also a director of The Yelp Foundation through January 2022, when he also resigned from his position as Chief Administrative Officer and General Counsel. As described under “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies,” The Yelp Foundation made matching charitable donations to charitable organizations on behalf of Messrs. Schwarzbach, Patel and Wilson and Ms. Warren in 2021.
Indemnification
Our Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”) and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

PROCEDURAL MATTERS
General

The Board is soliciting your vote with this Proxy Statement and proxy card for use at the Annual Meeting, to be held on Thursday, June 2, 2022 at 9:30 a.m. Pacific time and for any adjournment or postponement of the Annual Meeting. This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2022.
Our Annual Report, including our financial statements for the year ended December 31, 2021, is also enclosed or available online at the same website as this Proxy Statement. These proxy materials are first being made available to stockholders on or about April 22, 2022.
The Notice you are receiving identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote by telephone or online, by requesting and returning a printed proxy card, or by submitting a ballot online during the Annual Meeting. Please note that you cannot vote by marking the Notice and returning it.
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.
We may send you a proxy card, along with a second Notice, on or after May 3, 2022. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.
Stockholders Entitled to Vote; Record Date

Only stockholders of record at the close of business on the Record Date — April 4, 2022 — will be entitled to vote at the Annual Meeting. On the Record Date, there were 71,543,212 shares of our common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically online or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.
As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account; to do so, simply follow the voting instructions provided that organization. You are also invited to attend the Annual Meeting and may vote your shares online at the meeting by following the instructions indicated below. However, because you are not the stockholder of record, you may not be able to vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
Voting; Revocability of Proxies

Vote at the Annual Meeting
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2022. You will be asked to provide the control number from your Notice.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you may need to obtain a valid proxy from your broker, bank or other agent to vote online during the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
The webcast of the Annual Meeting will begin promptly at 9:30 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m. Pacific time, and you should allow reasonable time for the check-in procedures. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2022 for assistance.
Voting by Proxy
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy. All shares entitled to vote and represented by properly executed proxies received, and not revoked, by the deadlines set forth below will be voted in accordance with the instructions indicated on those proxies.
Stockholders of Record. If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy online, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

Phone	Internet	Mail
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided.
Your vote must be received by 11:59 p.m. Eastern time on June 1, 2022 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 1, 2022 to be counted.	Your signed proxy card must be received prior to the Annual Meeting to be counted.

Beneficial Owners. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.
Discretionary Voting
If you return a signed and dated proxy card or otherwise vote without providing specific voting instructions, your shares will be voted in accordance with the Board’s recommendations, as applicable:
•FOR the election of each of the seven nominees for director;
•FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
•FOR the advisory approval of executive compensation.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares on those matters in accordance with his best judgment.
Revocability of Proxies
You can revoke your proxy at any time before the final vote at the Annual Meeting.
Stockholders of Record. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may grant a subsequent proxy by telephone or online.
•You may submit another properly completed proxy card with a later date.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary by emailing ir@yelp.com. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the date of the Annual Meeting.
•You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owners. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Effect of Not Casting Your Vote
Stockholders of Record. If you are a stockholder of record and do not vote by telephone, online, by completing a proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
Beneficial Owners. If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or agent will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.
Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or agent may not vote your shares on Proposal Nos. 1 or 3 without your instructions, but may vote your shares on Proposal No. 2. The unvoted shares on non-routine matters are referred to as “broker non-votes.”
Quorum; Abstentions; Broker Non-Votes

In order to conduct business at the Annual Meeting, a quorum must be present at the meeting or represented by proxy. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person, by remote communication or represented by proxy. On the Record Date, there were 71,543,212 shares of our common stock outstanding and entitled to vote. Thus, the holders of 35,771,607 shares of our common stock must be present in person, by remote communication or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: for Proposal No. 1 to elect directors, “For” and “Withhold” votes, abstentions and broker non-votes; and, with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	“For” votes from the holders of a majority of the votes cast with respect to each director’s election(1)	Withheld votes will have the effect of “Against” votes; abstentions will have no effect	None
2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None(2)
3	Advisory approval of the compensation of our named executive officers
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None

(1)    The majority voting standard for uncontested elections is subject to a director resignation policy, as set forth in our Bylaws. For additional information, see “Proposal No. 1 — Required Vote and Board Recommendation.”
(2)    Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
Expenses of Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Deadlines to Submit Stockholder Proposals and Director Nominations for 2023 Annual Meeting

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 23, 2022 to our Corporate Secretary at 350 Mission Street, 10th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2023 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 4, 2023 nor earlier than the close of business on February 2, 2023. However, if our 2023 Annual Meeting of Stockholders is not held between May 3, 2023 and July 2, 2023, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The chairperson of the 2023 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2023 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal (i) presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) made in accordance with our Bylaws, if (x) the 2023 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and (y) the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
In addition, our Bylaws contain “proxy access” provisions that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice and other requirements set forth in our Bylaws are satisfied. To be timely for our 2023 Annual Meeting of Stockholders, the required notice under the proxy access provisions of our Bylaws must be received by our Corporate Secretary not earlier than November 23, 2022 and not later than the close of business on December 23, 2022. However, if our 2023 Annual Meeting of Stockholders is not held between April 3, 2023 and July 2, 2023, then notice under the proxy access provisions must be received no earlier than the close of business on the 150th day prior to the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.
Delivery of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
We and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they, as applicable, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting (“Other Materials”) contain forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement and the Other Materials, including statements regarding our plans and strategies in 2022, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management, which are in turn based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.
By Order of the Board of Directors
Aaron Schur
Corporate Secretary
April 22, 2022
A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105, or by email to ir@yelp.com.

APPENDIX A
Reconciliation of Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). However, we have also disclosed adjusted EBITDA and adjusted EBITDA margin, each of which is a non-GAAP financial measure. We have included adjusted EBITDA and adjusted EBITDA margin because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Accordingly, we believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs, impairment charges, net gain on lease termination and fees related to shareholder activism; and
•other companies, including those in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, net income (loss), and our other GAAP results.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs, impairment charges, net gain on lease termination and fees related to shareholder activism.
Adjusted EBITDA margin. Adjusted EBITDA margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA divided by net revenue.
The following is a reconciliation of net income (loss) to adjusted EBITDA, as well as the calculation of net income (loss) margin and adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages):

	Year Ended December 31,
	2021	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$39,671	$(19,424)
Benefit from income taxes	(5,953)	(15,701)
Other income, net	(2,204)	(3,670)
Depreciation and amortization	55,683	50,609
Stock-based compensation	151,679	124,574
Restructuring	32	3,862
Asset impairment1)	11,164	—
Gain on lease termination, net(1)	(3,748)	—
Adjusted EBITDA	$246,324	$140,250

Net revenue	$1,031,839	$872,933
Net income (loss) margin	4%	(2)%
Adjusted EBITDA margin	24%	16%
(1)Recorded within general and administrative expenses on our consolidated statements of operations.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/YELP2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 1, 2022. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78805-P66582

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELP INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Fred D. Anderson Jr.
02) Robert Gibbs
03) George Hu
04) Sharon Rothstein
05) Jeremy Stoppelman
06) Chris Terrill
07) Tony Wells

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as Yelp's independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Yelp's named executive officers, as disclosed in the accompanying Proxy Statement.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D78806-P66582

YELP INC.
Annual Meeting of Stockholders
June 2, 2022 9:30 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2022 Annual Meeting of Stockholders of YELP INC. and the accompanying Proxy Statement, and hereby appoint(s) Aaron Schur and David Schwarzbach, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2022 Annual Meeting of Stockholders of YELP INC. to be held at 9:30 AM, PDT on June 2, 2022 via live audio webcast, and any adjournment or postponement thereof. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/YELP2022.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR each of the nominees listed in Proposal No. 1 and FOR Proposal Nos. 2 and 3.

Continued and to be signed on reverse side